EXHIBIT 10.1
AMENDMENT NO. 7 TO CREDIT AGREEMENT
This Amendment No. 7 to Credit Agreement, dated as of May 24, 2023 (this “Amendment”), is made pursuant to that certain Credit Agreement, dated as of January 31, 2014 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of July 21, 2014, that certain Amendment No. 2 to Credit Agreement and Amendment No. 1 to Security Agreement, dated as of March 16, 2017, that certain Amendment No. 3 to Credit Agreement and Notice of Resignation, dated as of May 18, 2017, that certain Amendment No. 4 to Credit Agreement, dated as of November 17, 2017, that certain Amendment No. 5 to Credit Agreement, dated as of November 18, 2019, that certain Amendment No 6. to Credit Agreement, dated as of April 15, 2020, and as otherwise amended, restated, amended and restated, modified or supplemented prior to the date hereof, the “Credit Agreement”, and the Credit Agreement as Amended by the Amendment, the “Amended Credit Agreement”; capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among OUTFRONT Media Inc., a Maryland corporation (the “Parent”); Outfront Media Capital LLC, a Delaware limited liability company (“Capital LLC”); Outfront Media Capital Corporation, a Delaware corporation (“Capital Corp” and, together with Capital LLC, the “Borrowers”); the guarantors party thereto from time to time (the “Guarantors”), the lenders party thereto from time to time (the “Lenders”), the L/C Issuers and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as administrative agent and as collateral agent (in such capacities, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, in accordance with Section 2.08(d) of the Credit Agreement, Parent, the Borrowers and the Administrative Agent have (i) determined that a Benchmark Transition Event has occurred and (ii) agreed to amend the Credit Agreement to replace LIBOR with a Benchmark Replacement based on Term SOFR (as defined in the Amended Credit Agreement) and to make certain other Benchmark Replacement Conforming Changes in accordance with the terms of the Credit Agreement as hereinafter set forth; and
WHEREAS, a draft version of this Amendment was posted to the Lenders on May 17, 2023 (the “Posting Date”);
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
SECTION 1. AMENDMENTS TO THE CREDIT AGREEMENT
(a)    Effective as of the Amendment No. 7 Effective Date (as defined below) and subject to the satisfaction of the conditions precedent set forth in Section 2, (i) the Credit Agreement and (ii) Exhibit A to the Credit Agreement are hereby amended as set forth in the conformed copy of the Amended Credit Agreement and Exhibit A to the Amended Credit Agreement attached as Annex 1 hereto; provided that notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) all Eurodollar Rate Loans outstanding immediately prior to the effectiveness of this Amendment (the “Existing LIBOR Loans”) shall continue to accrue interest based on the Eurodollar Rate until the last day of the Interest Period applicable to each such Existing LIBOR Loans (provided, that in no event shall an Existing LIBOR Loan be permitted to be continued as a Eurodollar Rate Loan after the termination or expiration of its applicable Interest Period), and, upon the end of such applicable Interest Period, each Existing LIBOR Loan shall be automatically converted to a Term SOFR Loan (as defined in the Amended Credit Agreement) with an Interest Period of 1 month ending and (ii) subject to any express limitations set forth in the immediately preceding clause (i), the terms of the Credit Agreement in respect of the administration of Eurodollar Rate Loans (solely with respect to the Existing LIBOR Loans) shall remain in effect from and after the date hereof until the last day of the Interest Period applicable to each such Existing LIBOR Loan, in each case, solely for purposes of administering such Existing LIBOR Loan (including, without limitation, with respect to the payment of interest accrued thereon and determination of breakage fees). The Borrowers hereby acknowledge and agree that, from and after the Amendment

No. 7 Effective Date, no Borrower shall be permitted to request any Lender to fund, and no Lender shall fund, any Eurodollar Rate Loan.
(b)    Any Schedule, Exhibit or other attachment to the Loan Documents not amended pursuant to the terms of this Amendment or otherwise included as part of Annex 1 shall continue to remain in effect without any amendment or other modification thereto.
SECTION 2. CONDITIONS PRECEDENT
(a)    Section 1 of this Amendment shall become effective on the date (the “Amendment No. 7 Effective Date”) on which each of the following conditions precedent shall have been satisfied:
(i)    Certain Documents. The Administrative Agent (or its counsel) shall have received counterparts of this Amendment, duly executed by each Loan Party.
(ii)    Negative Consent. No earlier than 5:00 p.m. New York City time on the Amendment No. 7 Effective Date, five Business Days shall have elapsed since the Posting Date, and within such period, the Required Lenders shall not have delivered to the Administrative Agent written notice that such Required Lenders object to this Amendment.
(iii)    Representations and Warranties. Each of the representations and warranties contained in Section 3 below shall be true and correct in all material respects.
SECTION 3. REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Administrative Agent as follows:
(a)    Each of this Amendment and the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
(b)    Each Loan Party has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, this Amendment and the Amended Credit Agreement.
SECTION 4. MISCELLANEOUS
(a)    Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.
(b)    Execution in Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 2.Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(d)    Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(e)    Fees and Expenses. The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, and delivery of this Amendment and the other documents and instruments referred to herein or contemplated hereby, including, but not limited to, the reasonable and documented out-of-pocket fees and disbursements of counsel to the Administrative Agent.
(f)    Loan Document Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Amended Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Amended Credit Agreement (and, following the date hereof, the Credit Agreement, as amended hereby).
(g)    This Amendment shall be subject to the following Sections of the Credit Agreement, as if set forth herein in their entirety: Sections 10.14, 10.16, 10.17, 10.18, 10.19, 10.21 and 10.22.
(h)    Effects of this Amendment.
(i)    On the Amendment No. 7 Effective Date, the Credit Agreement will be automatically amended to reflect the amendment thereto provided for in this Amendment. Once the Amendment No. 7 Effective Date has occurred, all references to the Credit Agreement in any document, instrument, agreement, or writing shall be deemed to refer to the Amended Credit Agreement.
(ii)    Other than as specifically provided herein, this Amendment shall not operate as a waiver or amendment of any right, power or privilege of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document or of any other term or condition of the Credit Agreement or any other Loan Document, nor shall the entering into of this Amendment preclude the Administrative Agent from refusing to enter into any further waivers or amendments with respect thereto. This Amendment is not intended by any of the parties hereto to be interpreted as a course of dealing which would in any way impair the rights or remedies of the Administrative Agent or any Lender except as expressly stated herein, and no Lender shall have any obligation to extend credit to the Borrowers other than pursuant to the strict terms of the Amended Credit Agreement.
(iii)    Reaffirmation of Obligations; No Novation. Each Borrower, on behalf of itself and each of the other Loan Parties, hereby consent to this Amendment and hereby (A) restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the Amendment No. 7 Effective Date and as amended hereby and hereby reaffirms its obligations (including the Obligations) under each Loan Document to which it is a party, (B) confirms and agrees that after giving effect to the amendment contemplated hereby, the pledge and security interest in the Collateral granted by it pursuant to the Collateral Documents (as defined in the Amended Credit Agreement) to which it is a party shall continue in full force and effect, (C) acknowledges and agrees that such pledge and security interest in the Collateral granted by it pursuant to such Collateral Documents (as defined in the Amended Credit Agreement) shall continue to secure the Obligations, as amended or otherwise affected hereby and (D) reaffirms the continuing validity and enforceability of the guaranty obligations contained in the Credit Agreement and the Loan Documents, as amended by this Amendment. This Amendment amends the Credit Agreement. As such, this Amendment represents in part a renewal of, and is issued in substitution and exchange for, and not in satisfaction or novation of, the “Obligations” under the Credit Agreement. The “Obligations” under the Credit Agreement are continuing Obligations of the Loan Parties, and nothing herein shall be construed to deem such “Obligations” paid, or to release or terminate any Lien or security interest given to secure such “Obligations” or any guaranty thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers and members thereunto duly authorized, as of the date indicated above.

OUTFRONT MEDIA INC., as Parent

By:	/s/ Matthew Siegel
Name: Matthew Siegel
Title: Executive Vice President and Chief Financial Officer

OUTFRONT MEDIA CAPITAL LLC, as a Borrower

By:	/s/ Matthew Siegel
Name: Matthew Siegel
Title: Executive Vice President and Chief Financial Officer

OUTFRONT MEDIA CAPITAL CORPORATION, as a Borrower

By:	/s/ Matthew Siegel
Name: Matthew Siegel
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 7]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Mara MacDonald
Name: Mara MacDonald
Title: Executive Director

[Signature Page to Amendment No. 7]

ANNEX 1
AMENDED CREDIT AGREEMENT AND EXHIBIT A TO AMENDED CREDIT AGREEMENT

[See attached]

Annex 1

CREDIT AGREEMENT
Dated as of January 31, 2014
As Amended by Amendment No. 1,
Dated as of July 21, 2014
As Amended by Amendment No. 2,
Dated as of March 16, 2017
As Amended by Amendment No. 3,
Dated as of May 18, 2017
As Amended by Amendment No. 4,
Dated as of November 17, 2017
As Amended by Amendment No. 5,
Dated as of November 18, 2019
As Amended by Amendment No. 6,
Dated as of April 15, 2020
As Amended by Amendment No. 7,
Dated as of May 24, 2023
among
OUTFRONT MEDIA CAPITAL LLC
and OUTFRONT MEDIA CAPITAL CORPORATION,
as the Borrowers,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Swing Line Lender,
THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME,
OUTFRONT MEDIA INC. AND THE OTHER
GUARANTORS PARTY HERETO FROM TIME TO TIME,
and
MORGAN STANLEY SENIOR FUNDING, INC., MUFG BANK, LTD., DEUTSCHE BANK
SECURITIES INC., CREDIT SUISSE LOAN FUNDING LLC, GOLDMAN SACHS BANK USA,
JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., WELLS FARGO SECURITIES, LLC,
MIZUHO BANK LTD., BNP PARIBAS and SUMITOMO MITSUI BANKING CORPORATION,
as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents
________________________________________
U.S. BANK NATIONAL ASSOCIATION, SUNTRUST ROBINSON HUMPHREY, INC. and
TD SECURITIES (USA) LLC,
as Co-Managers
________________________________________

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

SCHEDULES
1.01A    Commitments
1.01B    Letter of Credit Commitments
1.01E    Existing Investments
5.08    Exceptions to Ownership of Property
5.09(b)    Environmental Matters
5.12    Subsidiaries and Other Equity Investments
6.13(a)    Certain Collateral Documents
7.01(b)    Existing Liens
7.02(b)    Existing Indebtedness
7.07    Existing Transactions with Affiliates
7.08    Burdensome Agreements
10.02    Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Form of
A    Committed Loan Notice
B    Swing Line Loan Notice
C-1    Term Note
C-2    Revolving Credit Note
C-3    Swing Line Note
D    Compliance Certificate
E    Assignment and Assumption
F    Security Agreement
G-1    Perfection Certificate
G-2    Perfection Certificate Supplement
H    [Reserved]
I-1    Intercreditor Agreement
I-2    Second Lien Intercreditor Agreement
J-1    United States Tax Compliance Certificate
J-2    United States Tax Compliance Certificate
J-3    United States Tax Compliance Certificate
J-4    United States Tax Compliance Certificate
K    Solvency Certificate
v

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of January 31, 2014 among Outfront Media Capital LLC (formerly known as CBS Outdoor Americas Capital LLC), a Delaware limited liability company, and Outfront Media Capital Corporation (formerly known as CBS Outdoor Americas Capital Corporation), a Delaware corporation, as borrowers (together with their respective successors and assigns, each “Borrower” and, collectively, the “Borrowers”), OUTFRONT Media Inc. (formerly known as CBS Outdoor Americas Inc.), a Maryland corporation and indirect parent of the Borrowers (the “Parent”) and the other Guarantors party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as Administrative Agent, Collateral Agent, the Swing Line Lender and an L/C Issuer and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
PRELIMINARY STATEMENTS
The Borrowers have requested that (i) on the Closing Date, the Term Lenders lend to the Borrowers Term Loans in an initial principal amount of $800 million in order to finance the Closing Date Transactions and to finance costs and expenses incurred in connection therewith and (ii) from time to time, the Revolving Credit Lenders make Revolving Credit Loans and Swing Line Loans to the Borrowers and the L/C Issuers issue on the account of the Borrowers and their respective Subsidiaries Letters of Credit.
The applicable Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.
Parent, the Borrowers, Guarantors party thereto from time to time, the Administrative Agent (or any of its predecessors or assigns in such capacity), and the Lenders party thereto have entered into that certain Amendment No. 1 to Credit Agreement, dated as of July 21, 2014, that certain Amendment No. 2 to Credit Agreement and Amendment No. 1 to Security Agreement, dated as of March 16, 2017, that certain Amendment No. 3 to Credit Agreement and Notice of Resignation, dated as of May 18, 2017, that certain Amendment No. 4 to Credit Agreement, dated as of November 17, 2017, that certain Amendment No. 5 to Credit Agreement and Amendment No. 2 to Security Agreement, dated as of November 18, 2019, that certain Amendment No. 6 to Credit Agreement, dated as of April 15, 2020 and that certain Amendment No. 7 to Credit Agreement, dated as of May 24, 2023.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABR Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.
“Accounting Opinion” has the meaning set forth in Section 6.01(a).
“Acquired Indebtedness” means, with respect to any specified Person,
(a)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(b)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Lender” has the meaning set forth in Section 2.14(c).
“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15; provided, that each Additional Refinancing Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that any such consent would be required from the Administrative Agent under Section 10.06(b) (iii)(B) for an assignment of Loans to such Additional Refinancing Lender, solely to the extent such consent would be required for any assignment to such Lender.
“Additional Revolving Borrower Joinder” means the joinder hereto by any Loan Party, as an additional joint and several Borrower under the Revolving Credit Facility pursuant to a joinder agreement among the Administrative Agent, Parent and such Loan Party in form and substance reasonably acceptable to the Administrative Agent.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means Morgan Stanley, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify Parent and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” of any specified Person, means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliate Transaction” has the meaning set forth in Section 7.07(a).
“Agent Parties” has the meaning set forth in Section 10.02(c).
“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Co-Syndication Agents.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this credit agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“All-In Yield” means, at any time, with respect to any Term Loan or other Indebtedness, the weighted average yield to stated maturity of such Term Loan or other Indebtedness based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders or other creditors advancing such Term Loan or other Indebtedness with respect thereto (but not arrangement or underwriting fees paid to an arranger for their account) and to any interest rate “floor” (with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity).
“Alternative Currency” means Canadian Dollars or any other lawful currency which is freely convertible into Dollars with the consent of the Administrative Agent and the applicable L/C Issuer.
“Amendment No. 2 Effective Date” means March 16, 2017.
“Amendment No. 4 Effective Date” means the “Amendment No. 4 Effective Date” as defined in Amendment No. 4 to Credit Agreement, dated as of November 17, 2017, among the Borrowers, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.
“Amendment No. 5 Effective Date” means the “Amendment No. 5 Effective Date” as defined in Amendment No. 5 to Credit Agreement and Amendment No. 2 to Security Agreement, dated as of November 18, 2019, among the Borrowers, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.
“Amendment No. 6 Effective Date” means the “Amendment No. 6 Effective Date” as defined in Amendment No. 6 to Credit Agreement, dated as of April 15, 2020, among the Borrowers, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.
“Applicable Percentage” means with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
“Applicable Period” has the meaning set forth in the definition of “Applicable Rate.”
“Applicable Rate” means a percentage per annum equal to:
(a)    with respect to Term Loans, 1.75% in the case of SOFR Loans and 0.75% in the case of Base Rate Loans;
(b)    with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, the following percentages per annum, based upon the Consolidated Net Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):
Applicable Rate

Pricing Level	Consolidated Net Secured Leverage Ratio	Term SOFR and Letter of Credit Fees	Base Rate	Unused Commitment Fee Rate
1	< 1.00:1.00	1.25%	0.25%	0.30%
2	> 1.00:1.00 but < 1.50:1.00	1.50%	0.50%	0.35%
3	> 1.50:1.00	1.75%	0.75%	0.40%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, that the highest Pricing Level shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply up to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).
In the event that any Compliance Certificate is shown by the Administrative Agent to be inaccurate (whether as a result of an inaccuracy in the financial statements on which such Compliance Certificate is based, a mistake in calculating the applicable Consolidated Net Secured Leverage Ratio or otherwise) at any time that this Agreement is in effect and any Loans or Commitments are outstanding such that the Applicable Rate for any period (an “Applicable Period”) should have been higher than the Applicable Rate applied for such Applicable Period, then (i) Parent shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period; (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrowers); and (iii) the Borrowers shall pay to the Administrative Agent promptly (and in no event later than five (5) Business Days after the date such corrected Compliance Certificate is delivered) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the Default Rate), at any time prior to the date that is five (5) Business Days following the date such corrected Compliance Certificate is delivered. The Borrowers’ Obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders, and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arrangers” means Morgan Stanley Senior Funding, Inc., MUFG, Deutsche Bank Securities Inc., Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Wells Fargo Securities, LLC, Mizuho Bank Ltd., BNP Paribas and Sumitomo Mitsui Banking Corporation, in their capacities as lead arrangers and lead bookrunners.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)(iii), and accepted by the Administrative Agent), in substantially the form of Exhibit E hereto or any other form (including electronic documentation generated by any electronic platform) approved by the Administrative Agent.
“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.
“Attributable Indebtedness” means, on any date of determination, in respect of any Sale and Lease-Back Transaction, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
“Audited Financial Statements” means the audited consolidated balance sheet of Parent and its Subsidiaries as of each of December 31, 2012, 2011 and 2010, and the related audited consolidated statements of income, of changes in shareholders’ equity and of cash flows for Parent and its Subsidiaries for the fiscal years ended December 31, 2012, 2011 and 2010, respectively.
“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(ii).
“Available Amount” means the sum of (a) (i) 100% of Consolidated EBITDA of Parent for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Closing Date occurs to the end of Parent’s most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 at the time of such Restricted Payment, minus (ii) the product of (A) 1.4 and (B) Consolidated Interest Expense of Parent for the same period (taken as one accounting period) plus (b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by Parent, of marketable securities or other property received by Parent or, in connection with “UPREIT” or “DownREIT” acquisitions, by Capital LLC since immediately after the Closing Date from the issue or sale of (i) Equity Interests of Parent or Capital LLC, but excluding cash proceeds and the fair market value, as determined in good faith by Parent, of marketable securities or other property received from the IPO prior to the Amendment No. 2 Effective Date and (ii) Indebtedness or Disqualified Stock of Parent or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of Parent (provided, however, that this clause (ii) shall not include the proceeds of (x) Equity Interests, Indebtedness or Disqualified Stock of Parent or Capital LLC sold to a Restricted Subsidiary or Parent or (y) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock) plus (c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by Parent, of marketable securities or other property contributed to the capital of Parent or, in connection with “UPREIT” or “DownREIT” acquisitions, of Capital LLC following the Closing Date (other than by a Restricted Subsidiary or Parent) minus (d) the aggregate amount of Restricted Payments made in reliance on the final paragraph of Section 7.05 minus (e) the portion of the Available Amount used to make Investments pursuant to clause (s) of “Permitted Investments” after the Amendment No. 2 Effective Date minus (f) the portion of the Available Amount used to make Restricted Payments pursuant to Section 7.05(a).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.08(d)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Morgan Stanley as its base rate, and (c) Adjusted Term SOFR for a one (1) month tenor in effect on such day plus 1.00% ; provided, that for purposes of this clause (c), the Base Rate with respect to the Loans will be deemed not to be less than 0.00%. The base rate is a rate set by Morgan Stanley based upon various factors including Morgan Stanley’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such base rate announced by Morgan Stanley shall take effect at the opening of business on the day specified in the public announcement of such change. Any change in the Base Rate due to a change in the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Federal Funds Rate or Adjusted Term SOFR, respectively.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.08(d)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.08(d) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.08(d).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning set forth in Section 10.24(b).
“Borrower Materials” has the meaning assigned to such term in Section 6.02.

“Borrowers” means (a) each “Borrower” as defined in the introductory paragraph to this Agreement and (b) in the case of the Revolving Credit Facility only, shall include such other Loan Parties (other than Parent), on a joint and several basis with the other Borrowers, as may be requested by Parent upon at least ten (10) business days’ notice to the Administrative Agent; provided, that, in respect of each Person that becomes a Borrower under the Revolving Credit Facility pursuant to this clause (b), (i) such Loan Party shall have executed an Additional Revolving Borrower Joinder, (ii) Parent shall have provided (or caused to be provided) such legal opinions and other documentation reasonably requested by the Administrative Agent (or any Revolving Credit Lender) and consistent with the documentation delivered under Section 4.01 with respect to the Borrowers on the Closing Date (including any additional information that may be necessary to comply with “know your customer”, the Beneficial Ownership Regulation and other applicable laws and regulations), (iii) such Person shall thereafter comply with the provisions of this Agreement applicable to Borrowers, including Section 10.22, and (iv) the funding of Loans to such Loan Party by any Revolving Credit Lender shall not violate any Requirement of Law applicable to such Revolving Credit Lender.
“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York; provided that, in relation to Loans referencing Term SOFR and any interest rate settings as to, or any fundings, disbursements, settlements or payments in respect of any such Loans referencing Term SOFR or any other dealings to be carried out pursuant to this Agreement in respect of any SOFR Loan, as applicable, such day shall also be a U.S. Government Securities Business Day.
“Capital LLC” means Outfront Media Capital LLC (formerly known as CBS Outdoor Americas Capital LLC), a Delaware limited liability company.
“Capital Stock” means:
(a)    in the case of a corporation, corporate stock;
(b)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(c)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(d)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Cash Collateral” has the meaning specified in Section 2.03(g).
“Cash Collateral Account” means a blocked account at a commercial bank selected by Morgan Stanley in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.
“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means:
(a)    Dollars;
(b)    (i)    euro, or any national currency of any member state of the European Union; or (ii)    in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;
(c)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty four (24) months or less from the date of acquisition;
(d)    certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500 million in the case of U.S. banks and $100 million (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;
(e)    repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above;
(f)    commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within twenty four (24) months after the date of creation thereof;
(g)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within twenty four (24) months after the date of creation thereof;
(h)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of twenty four (24) months or less from the date of acquisition;
(i)    Investments with average maturities of twenty four (24) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and
(j)    investment funds investing 95% of their assets in securities of the types described in clauses (a) through (i) above.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.
“Casualty Event” means any event that gives rise to the receipt by Parent or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco” means a Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of equity of one or more Foreign Subsidiaries that are CFCs.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means any of the following:
(a)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any Person;
(b)    Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Parent (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of Parent);
(c)    during any period of two (2) consecutive years, individuals who at the beginning of such period were members of the Board of directors (or equivalent body) of Parent (together with any new members thereof whose election by such Board of directors (or equivalent body) or whose nomination for election by holders of Capital Stock of Parent was approved by a vote of a majority of the members of such Board of directors (or equivalent body) then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors (or equivalent body) then in office;
(d)    the approval of any plan or proposal for the winding up or liquidation of Parent or Capital LLC;
(e)    (i) Parent ceases to (A) at any time that Capital LLC is a limited liability company or partnership, either be the sole general partner or managing member of, or wholly own and control, directly or indirectly, the sole general partner or managing member of, Capital LLC, in each case to the extent applicable or (B) at any time that Capital LLC is a corporation, beneficially own, directly or indirectly, greater than 50% of the total voting power of the Voting Stock of Capital LLC or (ii) Parent and/or Capital LLC ceases to beneficially own, directly or indirectly, 100% of the total voting power of the Voting Stock of Outfront Media Group LLC; or
(f)    a “change of control” (or similar event) shall occur under the Senior Notes Indenture or any Indebtedness for borrowed money or any Disqualified Stock, in each case incurred by any Loan Party as permitted under Section 7.02 with an aggregate outstanding principal amount in excess of the Threshold Amount.
For purposes of this definition, any direct or indirect holding company of Parent shall not itself be considered a “Person” or “group” for purposes of clause (b) above; provided, that no “Person” or “group” beneficially owns, directly or indirectly, more than a majority of the total voting power of the Voting Stock of such holding company.
“Class” means (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Term Commitments, and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans.
“Closing Date” the date on which the conditions precedents set forth in Section 4.01 are satisfied or duly waived.
“Closing Date Transaction Expenses” means any fees or expenses incurred or paid by Parent (or any direct or indirect parent of Parent) or any of their respective Subsidiaries in connection with the Closing Date Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
“Closing Date Transactions” means, collectively (a) the funding of the Loans on the Closing Date and the execution and delivery of Loan Documents to be entered into on the Closing Date, (b) the Debt Proceeds Transfer, and (c) the payment of Closing Date Transaction Expenses.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means the “Collateral” as defined in the Security Agreement, all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets a Lien in which is granted or purported to be granted pursuant to any Collateral Documents.
“Collateral Agent” means Morgan Stanley, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.
“Collateral Documents” means, collectively, the Security Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, the Intellectual Property Security Agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Commitment” means a Term Commitment or a Revolving Credit Commitment of any Class or of multiple Classes, as the context may require.
“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A hereto.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.
“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR (and any component definition thereof) or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government

Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(a)    increased (without duplication) by:
(i)    provision for taxes based on income or profits or capital gains, including, federal, state, non-U.S. franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus
(ii)    Consolidated Interest Expense of such Person for such period; plus
(iii)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
(iv)    any fees, expenses or charges related to the IPO, any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred in accordance with this Agreement (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to the offering of the Senior Notes or under the Loan Documents, (B) any amendment or other modification of the Senior Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income, and (C) the other Transactions; plus
(v)    the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions, mergers or consolidations after the Closing Date; plus
(vi)    any other non-cash charges, including any write offs or write downs and non-cash compensation expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, reducing Consolidated Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(vii)    the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus
(viii)    the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus
(ix)    any costs or expense incurred by Parent or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Parent or net cash proceeds of an issuance of Equity Interest of Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus
(x)    the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by Parent in good faith to be reasonably anticipated to be realizable within eighteen (18) months of the date of any Investment, acquisition, disposition, merger, consolidation or other action being given pro forma effect (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (1) all steps have been taken for realizing such cost savings, (2) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of Parent) and (3) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (x) in any Test Period shall not exceed 15% of Consolidated EBITDA (prior to giving effect to such addbacks);
(xi)    decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and
(b)    increased or decreased by (without duplication):
(i)    any net loss or gain, respectively, resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging; plus or minus, as applicable, and
(ii)    any net loss or gain, respectively, resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(a)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) imputed interest with respect to Attributable Indebtedness, and (vi) net payments, if any, pursuant to interest rate Hedging

Obligations with respect to Indebtedness, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus
(b)    consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus
(c)    whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of Parent) on any series of Disqualified Stock or any series of Preferred Stock during such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:
(a)    any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including expenses relating to (i) severance and relocation costs, (ii) any rebranding or corporate name change or (iii) uninsured storm or other weather-related damage, in excess of $5 million for any single weather event) shall be excluded;
(b)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(c)    any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;
(d)    any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by Parent, shall be excluded;
(e)    the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of Parent shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to Parent or a Restricted Subsidiary in respect of such period;
(f)    the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to Parent or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g)    any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded; and
(h)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.
“Consolidated Net Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Total Net Debt of Parent and its Restricted Subsidiaries on such date that is secured by Liens, to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the most recently ended Test Period.
“Consolidated Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Total Debt of Parent and its Restricted Subsidiaries on such date that is secured by Liens, to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the most recently ended Test Period.
“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and Attributable Indebtedness.
“Consolidated Total Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Total Debt of Parent and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the most recently ended Test Period.
“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and Attributable Indebtedness, less up to $150 million of cash and Cash Equivalents (which are not Restricted Cash) that would be stated on the balance sheet of the Loan Parties as of such date of determination, less the aggregate amount of all lease obligations that constitute Capitalized Lease Obligations, but would not have constituted Capitalized Lease Obligations under GAAP on the Closing Date; provided that for purposes of determining the Consolidated Net Secured Leverage Ratio in connection with the incurrence of any Incremental Facilities incurred pursuant to Section 2.14 or any Permitted Debt Offerings incurred pursuant to Section 7.02(b)(21) only, the cash proceeds of such Incremental Facilities and/or Permitted Debt Offering shall not be deemed to be included on the consolidated balance sheet of Parent and its Restricted Subsidiaries.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:
(a)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(b)    to advance or supply funds:
(i)    for the purchase or payment of any such primary obligation; or
(ii)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Covered Entity” has the meaning set forth in Section 10.24(b).
“Covered Party” has the meaning set forth in Section 10.24(a).
“Co-Syndication Agents” Morgan Stanley Senior Funding, Inc., MUFG, Deutsche Bank Securities Inc., Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Wells Fargo Securities, LLC, Mizuho Bank Ltd., BNP Paribas and Sumitomo Mitsui Banking Corporation, in their capacities as co-syndication agents.
“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred hereunder pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Loans or Commitments hereunder, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, that (i) such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium (including tender premium) and penalties thereon plus reasonable upfront fees and OID on such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement, repurchase, retirement or extension and (ii) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debt Proceeds Transfer” means one or more transfers by Parent of the net proceeds of the Term Loans and the Senior Notes (less $50 million) to an indirect Wholly-Owned Subsidiary of CBS Corporation in exchange for the contribution by such Subsidiary of the interests of the entities composing the “CBS Outdoor” business to Parent.
“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” has the meaning set forth in Section 2.05(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum (provided that, with respect to a SOFR Loan, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Loans may not be converted to, or continued as, SOFR Loans, pursuant thereto), to the fullest extent permitted by applicable Laws.
“Default Right” has the meaning set forth in Section 10.24(b).
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, unless subsequently cured, unless such Lender notifies Administrative Agent and Parent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default or breach of a representation, if any, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, (c) has notified Parent or the Administrative Agent or an L/C Issuer in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under agreements in which it commits to extend credit, (d) has failed, within three (3) Business Days after written request by the Administrative Agent or an L/C Issuer to confirm in a manner satisfactory to the Administrative Agent or such L/C Issuer that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the L/C Issuer), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) becomes the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue (1) of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachments on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (2) an Undisclosed Administration. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(d)) upon delivery of written notice of such determination to the Borrowers, each L/C Issuer, each Swing Line Lender and each Lender.
“Designated Issuing Bank” means the issuing bank under any Designated Standalone Letter of Credit Facility.
“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by Parent) of non-cash consideration received by Parent or any of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-Cash Consideration.
“Designated Standalone Letter of Credit Facility” means any Standalone Letter of Credit Facility that has been designated as a Treasury Services Agreement by Parent, but only to the extent that the issuing bank under such Standalone Letter of Credit Facility (if other than a Person already party hereto as a Lender) shall have delivered to the Administrative Agent a letter agreement reasonably satisfactory to it agreeing to be bound by Sections 9.09 and 10.05 as if it were a Lender.
“Disposition” or “Dispose” means:
(a)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Parent or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or
(b)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 7.02), whether in a single transaction or a series of related transactions.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date ninety one (91) days after the earlier of the Latest Maturity Date at the time of issuance of such Capital Stock or the date the Loans are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock; provided, further, however, that any Capital Stock of such Person issued in connection with customary buy/sell arrangements between joint venture parties or to facilitate the structuring of a “DownREIT” acquisition, as set forth in joint venture arrangements and similar binding arrangements, shall not constitute Disqualified Stock.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” of any amount expressed, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) in any Alternative Currency, means the equivalent amount thereof in Dollars as determined by the applicable L/C Issuer or, in the absence of such determination, the Administrative Agent at such time on the basis of the spot rate (determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Dutch Auction” means an auction (an “Auction”) conducted by Parent or one of its Subsidiaries in order to purchase Term Loans of any Class in accordance with the following procedures or such other procedures as may be reasonably agreed to between the Administrative Agent and Parent:
(a)    Notice Procedures. In connection with an Auction, Parent will provide notification to the Administrative Agent (for distribution to the applicable Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) the total cash value of the bid, in a minimum amount of $10 million with minimum increments of $1 million (the “Auction Amount”), and (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction.

(b)    Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Loans which must be in increments of $5 million (the “Reply Amount”). A Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of the applicable Loans. Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, a form of assignment and acceptance in a form reasonably acceptable to the Administrative Agent.
(c)    Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with Parent, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which Parent or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow Parent or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), Parent or its Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. Parent or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Parent or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.
(d)    Additional Procedures. Once initiated by an Auction Notice, Parent or its Subsidiary, as applicable, may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any Fund or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (x) other than in respect of any assignment made pursuant to Section 10.06(j), Parent, the Borrowers and their respective Affiliates and Subsidiaries, (y) natural persons and (z) any Defaulting Lender.
“EMU” means economic and monetary union as contemplated in the Treaty on European Union.
“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health or to the Release or threat of Release of Hazardous Materials into the Environment.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” means any public or private sale of common stock or Preferred Stock of Parent (excluding Disqualified Stock), other than:
(a)    public offerings with respect to any such Person’s common stock registered on Form S-8;
(b)    issuances to any Subsidiary of Parent; and
(c)    Refunding Capital Stock.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 432 of the Code or

Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA by the PBGC, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate with respect to any Pension Plan or Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Subsidiary; (b) any Immaterial Subsidiary; (c) any Subsidiary that is prohibited by applicable Law, or by Contractual Obligations existing on the Closing Date (or, in the case of any future acquisition, as of the closing date of such acquisition, so long as such prohibition is not incurred in contemplation of such acquisition), from guaranteeing the Obligations or would require the approval, consent, license or authorization of any Governmental Authority in order to guarantee the Obligations (unless such approval, consent, license or authorization has been received); (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrowers, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom; (e) any Receivables Subsidiary; (f) any Foreign Subsidiary; (g) any Unrestricted Subsidiary; and (h) any CFC Holdco.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to or on account of a Recipient, (a) any Taxes imposed on or measured by net income (however denominated) or profits, franchise Taxes or branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or having its principal office or applicable Lending Office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect at the time (i) such Lender becomes a party hereto or acquires such interest in the Loan or Commitment (other than pursuant to Parent’s request under Section 10.13) or (ii) such Lender designates a new Lending Office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such Taxes pursuant to Section 3.01(a) or (c); (c) any Taxes attributable to such Recipient’s failure to comply with Section 3.01(d); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extended Revolving Credit Commitment” has the meaning set forth in Section 2.16(a).
“Extended Term Loan” has the meaning set forth in Section 2.16(a).
“Extending Lender” has the meaning set forth in Section 2.16(a).
“Extension” has the meaning set forth in Section 2.16(a).
“Extension Offer” has the meaning set forth in Section 2.16(a).
“Facility” means the Term Loans, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.
“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any current or future Treasury regulations or official administrative interpretations thereof.
“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Morgan Stanley on such day on such transactions as determined by the Administrative Agent; provided further, that the Federal Funds Rate will be deemed not to be less than 0.00%.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Financial Covenant Event of Default” has the meaning set forth in Section 8.01(b).
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.
“Foreign Plan” means any employee benefit plan, program or agreement maintained or contributed to by, or entered into with, Parent or any Subsidiary with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).
“Foreign Subsidiary” means (i) any Subsidiary which is not a Domestic Subsidiary or (ii) any Subsidiary of a Subsidiary described in the preceding clause (i).
“Fraudulent Conveyance” has the meaning set forth in Section 10.22(b).
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to Non-Defaulting Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, subject to Section 1.03.
“Governmental Authority” means any nation or government, any state, county, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supranational bodies such as the European Union or the European Central Bank.
“Granting Lender” has the meaning specified in Section 10.06(g).
“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guaranteed Obligations” has the meaning specified in Section 11.01.
“Guarantors” means (a) Parent and the Wholly-Owned Subsidiaries of Parent (other than the Borrowers) party hereto as of the Closing Date and those wholly-owned Restricted Subsidiaries that issue a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11, in each case (i) other than any Foreign Subsidiary or any CFC Holdco and/or (ii) until released in accordance with the terms hereof, and (b) with respect to obligations and liabilities owing by any Loan Party (other than the applicable Borrower) in respect of Secured Hedging Agreements or Treasury Services Agreements, each Borrower.
“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes that are regulated pursuant to, or the Release or exposure to which could give rise to liability under, applicable Environmental Law.
“Hedge Bank” means any Person that is the Administrative Agent, an Arranger or a Lender or an Affiliate of the Administrative Agent, an Arranger, or a Lender on the Closing Date or at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto, and (other than a Person already party hereto as a Lender) delivers to the Administrative Agent a letter agreement reasonably satisfactory to it agreeing to be bound by Sections 9.09 and 10.05 as if it were a Lender.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Honor Date” has the meaning set forth in Section 2.03(c).
“Immaterial Subsidiary” means any Subsidiary of Parent that does not have assets (after intercompany eliminations) in excess of $20 million or annual revenues in excess of $10 million, in each case as determined as of the date of the most recent financial statements delivered pursuant to Section 6.01(a).
“Incremental Amendment” has the meaning set forth in Section 2.14(c).
“Incremental Term Loans” has the meaning set forth in Section 2.14(a).
“incur” or “incurrence” has the meaning set forth in Section 7.02(a).
“Indebtedness” means, with respect to any Person, without duplication:
(a)    any indebtedness (including principal and premium) of such Person, whether or not contingent:
(i)    in respect of borrowed money;
(ii)    evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
(iii)    representing the deferred and unpaid balance of the purchase price of any property, except (x) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (y) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (z) liabilities accrued in the ordinary course of business; or
(iv)    representing any Hedging Obligations;
if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances (or reimbursement agreements in respect thereof) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(b)    all Attributable Indebtedness and all Capitalized Lease Obligations;
(c)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and
(d)    to the extent not otherwise included, any Indebtedness of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing, respectively, Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, for purposes hereof the amount of such Indebtedness shall be the lesser of the Indebtedness so secured and the fair market value of the assets of the first person securing such Indebtedness; provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) deferred or prepaid revenues and (c) obligations under or in respect of Receivables Facilities.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitees” has the meaning set forth in Section 10.04.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Parent, qualified to perform the task for which it has been engaged.
“Information” has the meaning set forth in Section 10.07.
“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(iii).
“Intercreditor Agreement” means a first lien intercreditor agreement substantially in the form of Exhibit I-1 hereto, among the Administrative Agent, the Collateral Agent and the representatives for any Additional First Lien Secured Parties (as defined therein) (which agreement in such form or with immaterial changes thereto the Administrative Agent is authorized to enter into) together with any material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.
“Interest Payment Date” means, (a) as to any SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and the applicable Maturity Date and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the applicable Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, as to any SOFR Loan, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability thereof), as specified in the applicable Committed Loan Notice; provided, that:
(a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,
(b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period,
(c) no Interest Period in respect of any such Loan or Borrowing under any Facility shall extend beyond the applicable Maturity Date of such Facility and
(d) no tenor that has been removed from this definition pursuant to Section 2.08(d)(iv) shall be available for specification in such Committed Loan Notice. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:
(a)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
(b)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Parent and its Subsidiaries;
(c)    investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and
(d)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees of loans), advances or capital contributions (excluding Contingent Obligations, accounts receivable, trade credit, deposits, advances to customers and suppliers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.06.
“Investments” shall include the portion (proportionate to Parent’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by Parent) of the net assets of a Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
(a)    (i)    Parent’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less
(ii)    the portion (proportionate to Parent’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
(b)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer as determined in good faith by Parent.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, without giving effect to subsequent changes in value but reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Parent or a Restricted Subsidiary in respect of such Investment.
“IP Rights” has the meaning set forth in Section 5.16.
“IPO” means the underwritten initial public offering of common stock of Parent (including the issuance of shares of common stock of Parent pursuant to the option to purchase granted to the underwriters in connection with the IPO) pursuant to the registration statement on Form S-11 initially filed by Parent with the SEC on June 27, 2013, as amended from time to time.

“IPO Proceeds Transfers” means one or more transfers by Parent of the net proceeds of the IPO (less an amount to be determined by CBS Corporation equal to the estimated cash portion of the Purging Distributions) to CBS Corporation or a Wholly-Owned Subsidiary of CBS Corporation in exchange for the contribution of the interests of the entities composing the “CBS Outdoor” business to Parent, including any true-up transfer in the event that the cash required for the Purging Distributions is less than the amount of the IPO proceeds excluded from the IPO Proceeds Transfers initially.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and a Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been timely reimbursed or refinanced as a Revolving Credit Borrowing in accordance with Section 2.03(c).
“L/C Commitment” mean, with respect to any L/C Issuer, the aggregate face amount of Letters of Credit that such L/C Issuer has committed, in writing, to provide subject to the terms and conditions set forth in this Agreement. The L/C Commitments of the L/C Issuers as of the Closing Date are as set forth on Schedule 1.01B.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Issuer” means (a) each Person identified on Schedule 1.01B and (b) any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.06(h) following the Closing Date, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and, in the case of clause (b), subject to such Lender’s acceptance of such appointment. Any reference to “L/C Issuer” herein shall be to the applicable L/C Issuer, as appropriate.
“L/C Obligations” means, as at any date of determination, the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit plus the Dollar Equivalent of the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loan Commitment, any Other Term Loan Commitment, any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and a Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify Parent and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.
“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $100 million and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.
“Liquidity Condition” means, as of any time of determination, that the sum of (a) cash and Cash Equivalents (other than Restricted Cash) of Parent and its Restricted Subsidiaries at such time plus (b) the aggregate amount of unused Revolving Credit Commitments at such time shall be no less than $250 million.
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Intercreditor Agreement (if any), (e) the Second Lien Intercreditor Agreement (if any) and (f) amendments of and joinders to any Loan Documents that are deemed pursuant to their terms to be Loan Documents for purposes hereof.
“Loan Extension Agreement” means an agreement among the Borrowers and one or more Extending Lenders implementing the terms of any applicable Extension Offer pursuant to Section 2.16.
“Loan Parties” means, collectively, Parent, the Borrowers and each Guarantor.
“Margin Stock” has the meaning specified in Section 5.13(a).
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of Parent and its Subsidiaries, taken as a whole, (b) the ability of Parent and the other Loan Parties, taken as a whole, to perform their obligations under this Agreement, or (c) the material rights and remedies of the Administrative Agent and the Lenders under this Agreement.
“Material Non-Guarantor Subsidiary” means any Non-Guarantor Subsidiary of Parent that has assets (after intercompany eliminations) in excess of $50 million or annual revenues in excess of $50 million, in each case as determined as of the date of the most recent financial statements delivered pursuant to Section 6.01(a).

“Maturity Date” means (a) with respect to the Term Loans, November 18, 2026 and (b) with respect to the Revolving Credit Facility, November 18, 2024; provided, that if either such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.
“Maximum Consolidated Net Secured Leverage Ratio” has the meaning specified in Section 7.09.
“Maximum Incremental Facilities Amount” means, at any date of determination, a principal amount of not greater than (a) $450 million plus (b) an unlimited amount, so long as on a Pro Forma Basis after giving effect to the incurrence of any such Incremental Term Loan or Revolving Commitment Increase or any Permitted Debt Offering (and after giving effect to any acquisition consummated concurrently therewith and calculated as if any Revolving Commitment Increase were fully drawn on the closing date thereof), the Consolidated Net Secured Leverage Ratio is equal to or less than 3.50 to 1.00 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01, provided, that the principal amount of any Incremental Term Loan or Revolving Commitment Increase incurred pursuant to Section 2.14 or any Permitted Debt Offerings incurred pursuant to Section 7.02(b)(21), in each case, shall first reduce the amount in clause (a) on a dollar-for-dollar basis until reduced to zero.
“Maximum Rate” has the meaning specified in Section 10.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Morgan Stanley” has the meaning set forth in the introductory paragraph to this Agreement.
“Mortgage” has the meaning specified in Section 6.11(c).
“MUFG” means MUFG Bank, Ltd.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means:
(a)    with respect to any Disposition or Casualty Event, 100% of the cash proceeds actually received by Parent or any of its Restricted Subsidiaries from such Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and Credit Agreement Refinancing Indebtedness) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by Parent or any of its Restricted Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided, that, if

Parent intends to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Parent or any of its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within twelve (12) months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within twelve (12) months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such twelve (12) month period but within such twelve (12) month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such twelve (12) month period and one hundred and eighty (180) days from the entry into such Contractual Obligation, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso) and
(b)    with respect to any Indebtedness, 100% of the cash proceeds from the incurrence, issuance or sale by Parent or any of its Restricted Subsidiaries of such Indebtedness, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.
For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Parent or any Affiliate shall be disregarded.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(ii).
“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor (other than the Borrowers).
“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) obligations of any Loan Party arising under any Secured Hedge Agreement or any Treasury Services Agreement, excluding, in the case of clauses (a) and (b), with respect to any Guarantor at any time, any Excluded Swap Obligations with respect to such Guarantor at such time. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (i) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or Subsidiary under any Loan Document and (ii) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party or such Subsidiary in accordance with this Agreement.
“obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“OFAC” means the Trading with the Enemy Act, as amended or any of the foreign asset control regulations of the United States Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).
“Organization Documents” means, (a) with respect to any corporation, the certificate, charter or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(i).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents.
“Other Encumbrances” has the meaning specified clause (5) of Section 7.01.
“Other Taxes” has the meaning specified in Section 3.01(b).
“Other Term Loan Commitments” means one or more Classes of term loan commitments hereunder to fund Other Term Loans of the applicable Refinancing Series hereunder that result from a Refinancing Amendment.
“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.
“Outfront Media Group LLC” means Outfront Media Group LLC, a Delaware limited liability company.
“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Parent” has the meaning set forth in the introductory paragraph to this Agreement; provided, that when used in the context of determining fair market value of an asset or liability under this Agreement, “Parent” will mean the board of directors (or equivalent body) of Parent (or a duly appointed committee thereof) when the fair market value is equal to or in excess of $25 million.
“Participant” has the meaning specified in Section 10.06(d).\

“Participant Register” has the meaning set forth in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.
“Perfection Certificate” means a certificate in the form of Exhibit G-1 hereto or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit G-2 hereto or any other form approved by the Collateral Agent.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Acquisition” means any Investment permitted under clause (c) of the definition of Permitted Investments.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between Parent or any of its Restricted Subsidiaries and another Person; provided, that any Cash Equivalents received must be applied in accordance with Sections 2.05(b) and 7.04.
“Permitted Debt Offering” means any issuance of senior secured or junior secured or unsecured Indebtedness by any Loan Party after the Closing Date through an incurrence of term loans or through a public offering or private issuance of debt securities under Rule 144A or Regulation S under the Securities Act, or otherwise; provided that, (a) such Indebtedness may be secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations (other than any Permitted Debt Offering Indebtedness incurred in the form of term loans, which shall not be secured by a first priority Lien on the Collateral), or may be secured by a Lien ranking junior to the Lien on the Collateral securing the Obligations or may be unsecured; (b) such Indebtedness is not secured by any collateral other than the Collateral securing the Obligations; (c) such Indebtedness does not mature on or prior to the Latest Maturity Date of, or have a shorter Weighted Average Life to Maturity than, the Term Loans; (d) the covenants and events of default in respect of such Indebtedness, taken as a whole, are substantially similar, or more favorable to the Loan Parties than, those governing the Senior Notes or are otherwise not more restrictive to the Loan Parties in the aggregate than those set forth in this Agreement (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Permitted Debt Offering, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Facility); (e) a certificate of a Responsible Officer of the issuing Loan Party delivered to the Administrative Agent at least three (3) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the issuing Loan Party has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements; and (f) none of Parent and its Subsidiaries (other than the Loan Parties) is a guarantor or borrower under such Permitted Debt Offering. Any debt securities (including registered debt securities) issued by any Loan Party in exchange for any Indebtedness issued in connection with a Permitted Debt Offering in accordance with the terms of a registration rights agreement entered into in connection with the issuance of such Permitted Debt Offering Indebtedness shall also be considered a Permitted Debt Offering.

“Permitted Investments” means:
(a)    any Investment in Parent or any of its Restricted Subsidiaries; provided, that any Investment by the Loan Parties in Non-Guarantor Subsidiaries pursuant to this clause (a), together with, but without duplication of, Investments made by Loan Parties in Non-Guarantor Subsidiaries pursuant to clause (c) below, shall not exceed an aggregate amount outstanding from time to time equal to the greater of (x) $315 million and (y) 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(b)    any Investment in cash, Cash Equivalents;
(c)    any Investment by Parent or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment such Person becomes a Restricted Subsidiary, or such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or any of its Restricted Subsidiaries; provided:
(i)    that any Investment by the Loan Parties in a Person that becomes a Non-Guarantor Subsidiary pursuant to this clause (c), together with, but without duplication of, Investments made by Loan Parties in Non-Guarantor Subsidiaries pursuant to clause (a) above, shall not exceed an aggregate amount outstanding from time to time equal to the greater of (x) $315 million and (y) 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(ii)    no Event of Default shall exist either immediately before or after such purchase or acquisition and
(iii)    Section 6.11 shall be complied with respect to such newly acquired Restricted Subsidiary and property; and any Investment held by such Person at the time such Person becomes a Restricted Subsidiary; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer.
(d)    any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with a Disposition made pursuant to the provisions described under Section 7.04 or any other disposition of assets not constituting a Disposition;
(e)    any Investment existing on the Closing Date or as of the Amendment No. 5 Effective Date or made pursuant to binding commitments in effect on the Closing Date or as of the Amendment No. 5 Effective Date, in each case, as set forth on Schedule 1.01E or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date or as of the Amendment No. 5 Effective Date; provided, that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Closing Date or as of the Amendment No. 5 Effective Date, as applicable;
(f)    any Investment acquired by Parent or any of its Restricted Subsidiaries:
(i)    in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;
(ii)    as a result of a foreclosure by Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iii)    as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of Parent;
(g)    Hedging Obligations permitted under Section 7.02(b)(9);
(h)    Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Parent; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.05(a);
(i)    guarantees of Indebtedness permitted under Section 7.02;
(j)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.07(b) (except transactions described in clauses (2), (6), (8) and (9) thereof);
(k)    Investments consisting of or related to (x) purchases and acquisitions of inventory, supplies, material, services or equipment, other similar assets or assets used in a Similar Business, or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (y) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(l)    Investments in an Unrestricted Subsidiary or a joint venture engaged in a Similar Business having an aggregate fair market value (as determined in good faith by Parent), taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed the greater of (x) $315 million and (y) 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(m)    Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any Person (including, without limitation, capital contributions of accounts receivable and related assets by a Restricted Subsidiary to a Receivables Subsidiary and subordinated Indebtedness of a Receivables Subsidiary owed to a Restricted Subsidiary), in each case, that, in the good faith determination of Parent are necessary or advisable to effect any Receivables Facility or any repurchases and customary indemnities in connection therewith;
(n)    advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of $5 million outstanding at any one time, in the aggregate;
(o)    loans and advances to officers, directors and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Parent;
(p)    any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;
(q)    other Investments (including Investments in Unrestricted Subsidiaries and other Persons that do not become Loan Parties) having an aggregate fair market value (as determined in good faith by Parent), taken together with all other Investments made pursuant to this clause (q) that are at the time outstanding, not to exceed the greater of (x) $315 million and (y) 10% of Total Assets;
(r)    endorsements for collection or deposit in the ordinary course of business;
(s)    Investments by a Restricted Subsidiary that in the good faith determination of Parent are necessary or advisable to effect any Permitted Subordinated Note Financing; and

(t)    so long as no Default shall have occurred and be continuing or would occur as a consequence thereof and Parent shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01, Investments, together with the aggregate amount of all other Investments made by Parent and its Restricted Subsidiaries after the Closing Date pursuant to Section 7.06 in an aggregate amount not to exceed the Available Amount.
For the avoidance of doubt, an Investment in the form of acquisitions permitted above may be structured as an “UPREIT” or “DownREIT” acquisition, in which a Restricted Subsidiary would issue limited partnership interests (or other similar Equity Interests), which may then be subsequently repurchased for either common shares of Parent or cash.
“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by a Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided, that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt and is not secured by any property or assets of Parent or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of Credit Agreement Refinancing Indebtedness, (c) a Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Second Lien Intercreditor Agreement with the Borrowers, the Guarantors and the Administrative Agent, and (d) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Liens” has the definition assigned to such term in Section 7.01.
“Permitted Other Debt Conditions” means that such applicable debt (a) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (b) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (c) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (d) in regard to any Refinancing Notes, the other terms and conditions (excluding pricing and optional prepayment or redemption terms) are substantially identical to or (taken as a whole) less favorable to the investors providing such Refinancing Notes than the those applicable to the Term Loan Facility being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loan Facility and it being understood that the terms contained in the Senior Notes Indenture satisfy the requirements of this clause (d)); provided, that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of the applicable Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness and drafts of the documentation relating thereto, stating that Parent has determined in good faith that such terms and conditions satisfy the requirements of this clause (d) shall be conclusive evidence that such terms and conditions satisfy such requirements.
“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by a Borrower in the form of one or more series of senior secured notes; provided, that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Parent or Restricted Subsidiary other than the Collateral, (b) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (c) such Indebtedness, (i) unless incurred as a term loan under this Agreement, does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued, and (ii) if incurred as a term loan under this Agreement, does not mature earlier than, or have a Weighted Average Life to Maturity shorter than, the applicable Refinanced Debt, (d) the security agreements relating to such Indebtedness (to the extent such Indebtedness is not incurred hereunder) are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (e) to the extent such Indebtedness is not incurred hereunder, a Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an Intercreditor Agreement with the Administrative Agent and (f) such Indebtedness, if consisting of Refinancing Notes, satisfies clause (d) of the definition of Permitted Other Debt Conditions. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Subordinated Note Financing” means (a) the transactions contemplated by that certain Amended and Restated Master Framework Agreement, dated July 19, 2019, among MUFG, Outfront Media LLC, Outfront Media Outernet Inc., as sellers and the other entities party thereto, as amended, supplemented or otherwise modified from time to time, pursuant to which MUFG enters into certain sale and repurchase agreements with respect to the Subordinated Notes or (b) any other transaction or series of transactions that may be entered into by one or more of the Restricted Subsidiaries and a Subordinated Note Financier pursuant to which such Restricted Subsidiary or Restricted Subsidiaries may (i) sell, transfer, assign or convey one or more Subordinated Notes to such Subordinated Note Financier and agree to repurchase the applicable Subordinated Notes and/or (ii) grant a security interest in the applicable Subordinated Notes to such Subordinated Note Financier.
“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrowers in the form of one or more series of senior unsecured notes or loans; provided, that (a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (b) meets the Permitted Other Debt Conditions.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Plan” means any “employee benefit plan” as such term is defined in Section 3(3) of ERISA established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning assigned to such term in Section 6.02.
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Prepayment Premium” has the meaning specified in Section 2.05(a)(iv).
“Proceeds” has the meaning assigned in Article 9 of the UCC and, in any event, shall also include but not be limited to (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Administrative Agent or any Loan Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Loan Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority, (c) any and all rights relating to Equity Interests constituting Collateral and (d) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Pro Forma Basis” and “Pro Forma Compliance” mean, with respect to compliance with any test or covenant hereunder, that such test or covenant shall have been calculated in accordance with Section 1.08.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided, that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
“Projections” means financial projections of Parent and its subsidiaries through 2017 following the Closing Date, which will be prepared on a pro forma basis after giving effect to the Closing Date Transactions and will include consolidated income statements (with Consolidated EBITDA clearly noted) and a pro forma consolidated balance sheet of Parent and its subsidiaries as at the Closing Date, all of which will be in form and substance and at levels reasonably satisfactory to the Arrangers.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning assigned to such term in Section 6.02.
“Purging Distributions” means dividends and distributions after Parent ceases to be consolidated with CBS Corporation for U.S. federal income tax purposes, whether in cash or kind, in the amount required (as determined in good faith by Parent) to effect the distribution of Parent’s earnings and profits required by Section 857(a)(2)(B) of the Code in connection with or in anticipation of the REIT Election (including, for the avoidance of doubt, any earnings and profits allocated to Parent in connection with the Separation) and any subsequent “true-up” payments to correct for recalculations of the appropriate amount.
“QFC” has the meaning set forth in Section 10.24(b).
“QFC Credit Support” has the meaning set forth in Section 10.24(a).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation, has total assets exceeding $10 million or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of Parent and its subsidiaries for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 31, 2013.
“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Facilities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Parent which shall be substituted for Moody’s or S&P or both, as the case may be.
“Ratio” means each of (a) Consolidated Net Secured Leverage Ratio, (b) Consolidated Secured Leverage Ratio, (c) Consolidated Total Leverage Ratio and (d) Maximum Consolidated Net Secured Leverage Ratio.
“Ratio Calculation Date” has the meaning assigned to such term in Section 1.08(b).
“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Parent or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which Parent or any of its Restricted Subsidiaries sells (including in the form of a capital contribution) its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to one or more Persons that are not a Restricted Subsidiary or grants a security interest in its accounts receivable to secure loans to the Receivables Subsidiary from such Person or Persons.
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.
“Recipient” means the Administrative Agent, any Lender and any L/C Issuer, as applicable.
“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”
“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrowers, (b) the Administrative Agent, and (c) each Additional Refinancing Lender and each Lender that agrees to provide any portion of the Other Term Loans or Other Term Loan Commitments incurred pursuant thereto, in accordance with Section 2.15, and provided, that the Indebtedness pursuant to any such Refinancing Amendment (i) does not mature earlier than, or have a Weighted Average Life to Maturity shorter than, the applicable Refinanced Debt and (ii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors.
“Refinancing Indebtedness” has the meaning set forth in Section 7.02(b).
“Refinancing Notes” means Credit Agreement Refinancing Indebtedness incurred in the form of notes rather than loans.
“Refinancing Series” means all Other Term Loans or Other Term Loan Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Other Term Loans or Other Term Loan Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same yield (taking into account any applicable interest rate margin, original issue discount, up-front fees and any rate “floor”) and amortization schedule (if any).
“Refunding Capital Stock” has the meaning set forth in Section 7.05(c).
“Register” has the meaning set forth in Section 10.06(c).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856 et seq. of the Code.
“REIT Election” means Parent’s election to be, and qualification to be taxed as, a real estate investment trust for U.S. federal income tax purposes.
“Rejection Notice” has the meaning set forth in Section 2.05(b)(v).
“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided, that any assets received by Parent or a Restricted Subsidiary in exchange for assets transferred by Parent or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would be or become a Restricted Subsidiary.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
“Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Repricing Transaction” means any prepayment (including by way of any repricing, refinancing, replacement or conversion) of all or a portion of the initial Term Loans with proceeds from the incurrence by a Borrower of any new indebtedness having an All-In Yield that is less than the All-In Yield of the initial Term Loans (excluding any prepayments, repricings or refinancings in connection with a Change of Control) (as such comparable yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices), including as may be effected through any amendment to this Agreement relating to the All-In Yield of the initial Term Loans.
“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Class Lenders” means, as of any date of determination, Lenders of a Class having more than 50% of the sum of (a) the Total Outstandings (with, in the case of the Revolving Credit Facility, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) of all Lenders of such Class and (b) the aggregate unused Commitments of all Lenders of such Class; provided, that the unused Commitment and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender of such Class shall be excluded for purposes of making a determination of Required Class Lenders; provided, further, that solely with respect to Section 8.02(d), in regard to any Designated Standalone Letter of Credit Facility, (i) any calculation of Required Class Lenders shall include an amount equal to the sum of (1) all issued and outstanding letters of credit under such

Designated Standalone Letter of Credit Facility (other than to the extent cash collateralized or backstopped in accordance with the terms thereof) and (2) any unused commitments under such Designated Standalone Letter of Credit Facility and (ii) such Designated Issuing Bank shall be deemed to be a Lender in respect of such amounts for purposes of such calculation. The Total Outstandings, Term Commitments or Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining Required Class Lenders at any time.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments, and (c) aggregate unused Revolving Credit Commitments; provided, that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that solely with respect to Section 8.02(d), in regard to any Designated Standalone Letter of Credit Facility, (i) any calculation of Required Lenders shall include an amount equal to the sum of (1) all issued and outstanding letters of credit under such Designated Standalone Letter of Credit Facility (other than to the extent cash collateralized or backstopped in accordance with the terms thereof) and (2) any unused commitments under such Designated Standalone Letter of Credit Facility and (ii) such Designated Issuing Bank shall be deemed to be a Lender in respect of such amounts for purposes of such calculation. The Total Outstandings, Term Commitments or Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to Parent, except for such restrictions that are contained in agreements governing Indebtedness permitted under this Agreement and that is secured by such cash or Cash Equivalents.
“Restricted Payment” has the meaning set forth in Section 7.05.
“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of Parent (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” For the avoidance of doubt, each of the Borrowers shall constitute a Restricted Subsidiary under this Agreement, and neither Borrower may be designated as an Unrestricted Subsidiary.
“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment or extension of any such Letter of Credit and (c) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency.
“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).
“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.14(d).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and Class and, in the case of SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders of such Class pursuant to Section 2.01(b).
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $425 million on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the amount of the L/C Obligations and the Swing Line Obligations at such time.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
“Revolving Credit Loans” has the meaning specified in Section 2.01(b).
“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrowers.
“Revolving Extension Offers” has the meaning specified in Section 2.16(a).
“S&P” means S&P Global Inc. and any successor to its rating agency business.
“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Parent or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred for value by such Person to a third Person in contemplation of such leasing, other than any arrangement in the ordinary course of business whereby Parent or any of its Restricted Subsidiaries purchases, installs and/or maintains assets on behalf of another Person, and transfers such assets to such Person upon installation or at the end of a specified period of time.
“Same Day Funds” means immediately available funds.
“Sanction” or “Sanctions” means (a) any international economic sanction, administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other applicable sanctions authority and (b) any applicable requirement of Law relating to terrorism or money laundering.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit I-2 hereto (which agreement in such form or with immaterial changes thereto the Administrative Agent is authorized to enter into) together with any material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5)

Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement” has the meaning specified in Section 4.01(a)(iii).
“Senior Notes” means (a) $400 million in an aggregate principal amount of the Borrowers’ 5.250% senior unsecured notes due 2022 and (b) $400 million in an aggregate principal amount of the Borrowers’ 5.625% senior unsecured notes due 2024.
“Senior Notes Indenture” means the Indenture for the Senior Notes, dated as of January 31, 2014, between the Borrowers as issuers, Deutsche Bank Trust Company Americas, as trustee, and the other entities from time to time party thereto, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.
“Separation” means the disposition of all of the Capital Stock of Parent held by CBS Corporation and its applicable Subsidiaries in one or a series of transactions, including by way of the IPO and by way of a tax-free split-off or tax-free spin-off, pursuant to which CBS Corporation will (a) offer its stockholders the option to exchange their shares of CBS Corporation’s common stock for shares of Parent’s common stock in an exchange offering or exchange offerings and/or (b) distribute Parent common stock held by CBS Corporation on a pro rata basis to CBS Corporation’s shareholders whose CBS Corporation common stock remains outstanding after any exchanges are consummated.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“Similar Business” means any business conducted or proposed to be conducted by Parent and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, complimentary, incidental or ancillary thereto.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities; (c) such Person has not incurred debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 10.06(g).
“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation (as “Restricted” or “Unrestricted”), merger, amalgamation, consolidation, Incremental Term Loan or Revolving Commitment Increase or any other transaction that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.
“Standalone Letter of Credit Facility” means any bi-lateral letter of credit facility provided by a Lender or an Affiliate of a Lender for the benefit of Parent and/or its Subsidiaries, as may be amended, restated, amended and restated, refinanced or replaced from time to time.
“Subordinated Indebtedness” means:
(a)    any Indebtedness of a Borrower which is by its terms subordinated in right of payment to the Obligations; and
(b)    any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guaranty of such Guarantor.
“Subordinated Note” means (a) the Non-Negotiable Subordinated Note, dated July 19, 2019, by Outfront Media Receivables TRS, LLC in favor of Outfront Media Outernet Inc., as amended, supplemented or otherwise modified from time to time, (ii) the Non-Negotiable Subordinated Note, dated September 6, 2018, by Outfront Media Receivables, LLC in favor of Outfront Media LLC, as amended, supplemented or otherwise modified from time to time and (iii) any other subordinated promissory note made by a Receivables Subsidiary to one or more Loan Parties for purchase price payments for receivables and related assets owing by such Receivables Subsidiary to such Restricted Subsidiary or Restricted Subsidiaries under a Receivables Facility.
“Subordinated Note Financier” means MUFG or any other Person that is a party to any Subordinated Note Financing Document as a buyer and/or pledgee of a Subordinated Note.
“Subordinated Note Financing Document” means each purchase agreement, sale agreement, credit agreement, loan agreement, repurchase agreement, security agreement and/or other financing agreement entered into from time to time between a Subordinated Note Financier and the applicable Restricted Subsidiary in connection with a Subordinated Note Financing.
“Subsidiary” means, with respect to any Person:
(a)    any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and
(b)    any partnership, joint venture, limited liability company or similar entity of which
(i)    more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and
(ii)    such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Successor Company” has the meaning specified in Section 7.03(d).
“Supported QFC” has the meaning set forth in Section 10.24(a).
“Survey” means a survey of any Real Property subject to a Mortgage (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Real Property is located, (ii) dated (or redated) not earlier than six (6) months prior to the date of delivery thereof unless there shall have occurred within six (6) months prior to such date of delivery any material change to such Real Property, improvements or any easement, right of way or other interest in the Real Property has been granted or become effective through operation of law or otherwise with respect to such Real Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than thirty (30) days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the subject Real Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the title company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey including a survey endorsement, and (v) sufficient for the title company to issue a Title Policy, or (b) otherwise reasonably acceptable to the Collateral Agent.
“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1 a(47) of the Commodity Exchange Act.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate swaps and options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap.
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lenders pursuant to Section 2.04.
“Swing Line Lender” means Morgan Stanley, in its capacity as provider of Swing Line Loans or any successor or additional swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B hereto.
“Swing Line Note” means a promissory note of the Borrowers payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Swing Line Lender resulting from the Swing Line Loans.
“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $100 million and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
“Tax Group” has the meaning specified in Section 7.05(l).
“Taxes” means any present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and currency and, in the case of SOFR Loans, having the same Interest Period made by each of the Term Lenders.
“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrowers pursuant to Section 2.01 (a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The initial aggregate amount of the Term Commitments is $800 million.
“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.
“Term Loan” means a Loan made pursuant to Section 2.01(a).
“Term Loan Standstill Period” has the meaning set forth in Section 8.01(b).
“Term Extension Offers” has the meaning specified in Section 2.16(a).
“Term Note” means a promissory note of the Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Term Lender resulting from the Term Loans made by such Term Lender.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding

U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.
“Term SOFR Adjustment” means a percentage equal to 0.00% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of Parent then last ended.
“Threshold Amount” means $60 million (or the equivalent thereof in any foreign currency).
“Title Policy” means a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid mortgage Lien (subject only to Permitted Liens) on the mortgaged property and fixtures described therein in the amount equal to no more than the fair market value of such mortgaged property and fixtures, issued by a title company reasonably acceptable to the Collateral Agent which shall (a) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent; (b) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount); (c) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions); provided that, where the cost of a zoning endorsement is excessive in light of nature of the transaction the Administrative Agent shall reasonably consider Parent’s requests to waive such zoning endorsement and to provide a zoning opinion, report or other letter in form and substance reasonably satisfactory to the Administrative Agent; and (d) affirmatively insure against loss arising out from or contain no exceptions to title other than Liens permitted hereunder.
“Total Assets” means total assets of Parent and its Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of Parent and its Restricted Subsidiaries delivered pursuant to Section 6.01 as may be expressly stated without giving effect to any amortization of the amount of intangible assets since the Closing Date, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.08.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transactions” means a collective reference to (a) Borrowers’ entry into the Facilities documented hereunder, (b) the Separation, (c) the REIT Election, (d) the IPO, (e) the issuance of the Senior Notes and (f) the Transfers. For the avoidance of doubt, the Transactions shall not include the Purging Distribution.
“Transfers” means a collective reference to the Debt Proceeds Transfers and the IPO Proceeds Transfers.
“Treasury Services Agreement” means (a) any agreement between any Loan Party and any Hedge Bank relating to commercial credit or debit card, merchant card, or purchasing card programs (including non-card e-payables services), or treasury, depository, or cash management services (including automatic clearing house transfer of funds, overdraft, controlled disbursement, electronic funds transfer, lockbox, stop payment, return item and wire transfer services) and (b) any Designated Standalone Letter of Credit Facility.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.24.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d).
“Unreimbursed Amount” has the meaning set forth in Section 2.03(c).
“Unrestricted Subsidiary” means:
(a)    any Subsidiary of Parent which at the time of determination is an Unrestricted Subsidiary (as designated by Parent, pursuant to Section 6.14); and
(b)    any Subsidiary of an Unrestricted Subsidiary.

As of the Closing Date, all of Parent’s Subsidiaries are Restricted Subsidiaries.
“USA Patriot Act” has the meaning specified in Section 5.15.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or equivalent body) or other governing body of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing: (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (b) the sum of all such payments; provided, that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any amortization or prepayments made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding voting and economic Equity Interests of which (other than directors’ qualifying shares and shares required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein,” “hereto,” “hereof” and “hereunder “and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including; “the words “to” and “until” each mean “to but excluding; “and the word “through” means “to and including.”
(g)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms; GAAP.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, except as otherwise specifically prescribed herein.
(b)    Notwithstanding anything to the contrary herein, for purposes of this Agreement (including in determining compliance with any test or covenant contained herein) with respect to (i) any Test Period during which any Specified Transaction occurs, the applicable Ratio shall be calculated with respect to such Test Period and such Specified Transaction on a Pro Forma Basis and (ii) any Test Period with respect to which testing is based on a Specified Transaction happening after the end of such Test Period, the applicable Ratio shall be calculated as if such Specified Transaction had taken place on the first day of such Test Period.
(c)    If Parent notifies the Administrative Agent that Parent wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or in the application thereof) occurring after the Closing Date on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the compliance of Parent and its Subsidiaries with such provision shall be determined on the basis of GAAP as in effect (and as applied) immediately before the relevant change became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to Parent and the Required Lenders. Until such notice is withdrawn or the relevant provision is so amended, Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations made with respect to the relevant provision before and after giving effect to such change in GAAP. Notwithstanding any other provision of this Agreement, in no event shall a lease obligation that does not or would not constitute a Capitalized Lease Obligation under GAAP as in effect on the date hereof be treated as a Capitalized Lease Obligation for any purpose hereof.
Section 1.04. Rounding. Any financial ratios required to be maintained by Parent pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
Section 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.07. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
Section 1.08. Pro Forma and Other Calculations.
(a)    Notwithstanding anything to the contrary herein, financial ratios and tests, including the Ratios, shall be calculated in the manner prescribed by this Section 1.08; provided, that notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.08, when calculating any Ratio for purposes of (i) the definition of “Applicable Rate” and (ii) Section 7.09 (other than for the purpose of determining Pro Forma Compliance with Section 7.09), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
(b)    In the event that Parent or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the Test Period for which any Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the applicable Ratio is made (the “Ratio Calculation Date”), then the applicable Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the last day of the applicable Test Period; provided, however, that, for purposes of any pro forma calculation of the Consolidated Total Leverage Ratio on such determination date pursuant to the provisions described in Section 7.02(a), the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described under Section 7.02(b).
(c)    For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (as determined in accordance with GAAP), in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01 under the Securities Act), a company, a segment, an operating division or unit or line of business that Parent, or any of its Restricted Subsidiaries has determined to make and/or made during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP (except as set forth in the last sentence of clause (d) below) assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom, subject to any limitations set forth in clause (a)(J) of the definition thereof, to the extent applicable) had occurred on the first day of the Test Period. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into Parent or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Investment, acquisition, disposition, merger, amalgamation and consolidation, in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01 under the Securities Act), a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this Section 1.08, then the applicable Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such Investment, acquisition, disposition, merger and consolidation had occurred at the beginning of the applicable Test Period.
(d)    For purposes of making the computation referred to above, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of Parent as set forth in an officer’s certificate, to reflect reasonably identifiable and factually supportable operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within eighteen (18) months after the date of any acquisition, amalgamation or merger (subject to any limitations set forth in clause (a)(J) of the definition of Consolidated EBITDA, to the extent applicable); provided, that no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA with respect to such period.
(e)    For purposes of calculation of any Ratio, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve (12) month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the applicable Test Period.
Section 1.09. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such

Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.10. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01. The Loans.
(a)    The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrowers on a pro rata basis on the Closing Date, Loans denominated in Dollars in an aggregate amount not to exceed at any time outstanding the amount of such Term Lender’s Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or SOFR Loans, as further provided herein.
(b)    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrowers from its applicable Lending Office (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day until the Business Day preceding the Maturity Date for the Revolving Credit Facility, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment; and provided, further, that on the Closing Date, any Revolving Credit Borrowings shall be limited to not more than $50 million solely to fund Closing Date Transaction Expenses and other expenses relating to the Transactions. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or SOFR Loans, as further provided herein.
Section 2.02. Borrowings, Conversions and Continuations of Loans.
(a)    Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon Parent’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 2:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of SOFR Loans or any conversion of Base Rate Loans to SOFR Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by Parent pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Parent. Except as provided in Section 2.14(a), each Borrowing of, conversion to or continuation of SOFR Loans shall be in a minimum principal amount of $5 million, or a whole multiple of $1 million, in excess thereof. Except as provided in Section 2.03(c), 2.04(c), 2.14(a) or the last sentence of this paragraph, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1 million or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Parent is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Parent fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If Parent requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by Parent, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 9:00 a.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by Parent; provided, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by Parent, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans, and third, to the applicable Borrower as provided above.
(c)    Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as SOFR Loans.
(d)    The Administrative Agent shall promptly notify Parent and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of Adjusted Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Parent and the Lenders of any change in the Morgan Stanley base rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
Section 2.03. Letters of Credit.
(a)    The Letter of Credit Commitment. (i) Subject to Section 4.02 and all of the other terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date to the date that is thirty (30) days prior to the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars, or in the sole discretion of such L/C Issuer in an Alternative Currency, for the account of a Borrower (provided, that any Letter of Credit may be for the benefit of Parent or any Subsidiary of Parent) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided, that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the Outstanding Amount of L/C Obligations in respect of Letters of Credit denominated in an Alternative Currency would exceed $25 million. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly each Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(i)    An L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless (1) each Appropriate Lender has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer;
(C)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) each Appropriate Lender has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer;
(D)    the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;
(E)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a standby Letter of Credit;
(F)    the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(G)    the Letter of Credit is to be denominated in a currency other than Dollars;
(H)    any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with Parent or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;
(I)    (I) after giving effect to such issuance, (1) the aggregate face amount of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment or (2) the Outstanding Amount of L/C Obligations in respect of Letters of Credit denominated in any Alternative Currency would exceed $25 million in the aggregate.
(ii)    An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(iii)    Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Subject to Section 4.02, each Letter of Credit shall be issued or amended, as the case may be, upon the request of Parent delivered to an L/C Issuer during the period specified in Section 2.03(a) (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Parent. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; and (e) such other matters as the relevant L/C Issuer may reasonably request (which may include the form of the requested Letter of Credit). In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request. Additionally, Parent shall furnish to each L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.
(i)    Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Parent and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the relevant L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the relevant L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to (regardless of whether the conditions set forth in Section 4.02 have been satisfied), purchase from the relevant L/C Issuer without recourse or warranty a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
(ii)    If Parent so requests in any applicable Letter of Credit Application, the relevant L/C Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Extension Letter of Credit has been issued, unless otherwise directed by the relevant L/C Issuer, Parent shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or Parent that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.
(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to Parent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly Parent and the Administrative Agent thereof. Not later than 2:00 p.m. on the Business Day immediately following any payment by an L/C Issuer under a Letter of Credit with notice to Parent (each such date, an “Honor Date”), the Borrowers shall reimburse, on a joint and several basis, such L/C Issuer through the Administrative Agent (or directly to such L/C Issuer with a written notice to the Administrative Agent) in an amount equal to the amount of such drawing in (x) with respect to any Letter of Credit issued in Dollars, in Dollars or (y) with respect to any Letter of Credit issued in an Alternative Currency, in such Alternative Currency (or if requested by the applicable L/C Issuer, the Dollar Equivalent thereof in Dollars). If the Borrowers fail to so reimburse such L/C Issuer by such time, the L/C Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, Parent shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Revolving Credit Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Each Revolving Credit Lender shall upon any notice pursuant to this Section 2.03(c)(i) make funds available in Dollars (which in the case of any Letters of Credit denominated in an Alternative Currency shall be based on the Dollar Equivalent of the Unreimbursed Amount thereof) (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 4:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit

Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.
(i)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(i) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(ii)    Until a Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.
(iii)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, (C) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (D) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit; or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing, including without limitation, any of the events specified in Section 2.03(e); provided, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Parent of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse, on a joint and several basis, the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(iv)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(v) shall be conclusive absent manifest error.
(d)    Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(i)    If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)    any amendment or waiver of or any consent to departure from all or any of the provisions of the Loan Documents;
(vi)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent, the Borrowers or any of their Subsidiaries; or
(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party.
Parent shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Parent’s instructions or other irregularity, Parent will immediately notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuers. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than all documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Related Parties nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Related Parties, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of all documents specified in the Letter of Credit strictly complying with the terms and conditions of a Letter of Credit, in each case, as determined in a final judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Notwithstanding anything to the contrary contained in this Section 2.03(f), the Borrowers shall retain any and all rights it may have against any L/C Issuer for any liability arising out of the bad faith, gross negligence or willful misconduct of such L/C Issuer, as determined by a final judgment of a court of competent jurisdiction.
(g)    Cash Collateral. (i) If an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn (and arrangements that are reasonably satisfactory to the applicable L/C Issuer have not otherwise been made), (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrowers to Cash Collateralize, on a joint and several basis, the L/C Obligations pursuant to Section 8.02, (iv) if, after the issuance of any Letter of Credit, any Lender becomes a Defaulting Lender or (v) an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Borrowers shall Cash Collateralize the then Outstanding Amount of (A) the applicable L/C Borrowing, in the case of the preceding clause (i), (B) all L/C Obligations, in the case of the preceding clauses (ii), (iii) and (v), or (C) such L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender that has not been re-allocated to Non-Defaulting Lenders in accordance with Section 2.17(a) in the case of the preceding clause (iv), and shall do so not later than 4:00 p.m., on (x) in the case of the immediately preceding clauses (i) through (iv), (1) the Business Day that Parent receives notice thereof, if such notice is received on such day prior to 12:00 Noon, or (2) if clause (1) above does not apply, the Business Day immediately following the day that Parent receives such notice and (y) in the case of the immediately preceding clause (v), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances equal to 103.0% of the then-available face amount of such L/C Obligations (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the

Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay, on a joint and several basis, to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers.
(h)    Letter of Credit Fees. The Borrowers shall pay, on a joint and several basis, to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit outstanding pursuant to this Agreement equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Such Letter of Credit fees shall be due and payable in arrears in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay, on a joint and several basis, directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it to the applicable Borrower or Subsidiary equal to 0.125% of the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Such fronting fees shall be due and payable in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrowers shall pay, on a joint and several basis, directly to each L/C Issuer for its own account with respect to each Letter of Credit issued to a Borrower or a Subsidiary thereof the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.
(j)    Conflict with Issuer Documents. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrowers, the Administrative Agent and such Revolving Credit Lender and such agreement shall specify such additional L/C Issuer’s L/C Commitment. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.
(l)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and Parent when a Letter of Credit is issued, the rules of the ISP (or if expressly agreed by the applicable L/C Issuer and Parent, the UCP) and, as to all matters not covered thereby, the laws of the State of New York shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the applicable L/C Issuer shall not be responsible to either Borrower (or any other Person) for, and such L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(m)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Parent or a Subsidiary thereof other than the Borrowers, the Borrowers shall be obligated to reimburse, on a joint and several basis, the L/C Issuers hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Parent or any such Subsidiary inures to the benefit of each Borrower, and that each Borrower’s business derives substantial benefits from the businesses of Parent and such Subsidiaries.
(n)    Reporting of Letter of Credit Information. At any time that any Revolving Credit Lender other than the Person serving as the Administrative Agent is an L/C Issuer, then (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that an L/C Credit Extension occurs with respect to any Letter of Credit, and (iv) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of part (ii), (iii) or (iv), the applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder, including any auto-renewal or termination of auto-renewal provisions in such Letter of Credit. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(n) shall limit the obligation of either Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.
(o)    Deemed Issuance. Subject to the terms, conditions and limitations set forth in this Section 2.03, Parent may designate letters of credit not otherwise constituting Letters of Credit hereunder issued by any L/C Issuer to be Letters of Credit hereunder by written notice to the applicable L/C Issuer and the Administrative Agent. Following such designation, such letter of credit shall be deemed to be a Letter of Credit hereunder for all purposes and any fees relating to such letter of credit shall be payable as set forth herein (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit).
Section 2.04. Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion, make loans to the Borrowers (each such loan, a “Swing Line Loan”) from time to time on any Business Day (other than the Closing Date) until the Maturity Date for the Revolving Credit Facility in an aggregate amount not to exceed at any time the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided, that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (other than the relevant Swing Line Lender), plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan; provided, further, that the Swing Line Lender shall be under no obligation to make Swing Line Loans at any time if any Lender is at such time a Defaulting Lender hereunder, unless such Defaulting Lender’s participation in the Swing Line Loan would be reallocated, in full, to Non-Defaulting Lenders in accordance with Section 2.17(a). Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon Parent’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the relevant Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Parent. Promptly after receipt by the relevant Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the relevant Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to the funding of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the relevant Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers.
(c)    Refinancing of Swing Line Loans. (A) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize such Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The relevant Swing Line Lender shall furnish Parent with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 4:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan, as applicable, to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(i)    If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with this Section 2.04(c)(i), the request for Base Rate Loans submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to this Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(ii)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.
(iii)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent will make such demand upon the request of a Swing Line Lender.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan, SOFR Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
Section 2.05. Prepayments.
(a)    Optional. (i) Borrowers may, upon notice to the Administrative Agent, at any time or from time to time elect to voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty (except as provided in clause (iii) below); provided, that (1) such notice must be received by the Administrative Agent not later than 2:00 p.m. (A) three (3) Business Days prior to any date of prepayment of SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of SOFR Loans shall be in a principal amount of $5 million or a whole multiple of $1 million in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class (or Classes) and Type (or Types) of Loans and the order of Borrowing (or Borrowings) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by Parent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that Parent may rescind any notice of prepayment under this Section 2.05(a) if such prepayment would have resulted from a refinancing or other repayment of all of the Facility or other transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a)(i), Parent may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.
(i)    [Reserved].
(ii)    Parent may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, elect to voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Parent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(iii)    In the event that, on or prior to the date that is six (6) months following the Amendment No. 5 Effective Date, the Borrowers (x) make any prepayment of Term Loans in connection with any Repricing Transaction, or (y) effect any amendment of this Agreement resulting in a Repricing Transaction, the Borrowers shall pay, on a joint and several basis, to the Administrative Agent, for the ratable account of each Term Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the Term Loans outstanding immediately prior to such amendment that have been repriced (in each case, the “Prepayment Premium”).
(b)    Mandatory.
(i)    If (1) Parent or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.04 (excluding dispositions permitted by Section 7.04(s) and (v)) or (2) any Casualty Event occurs, that results in the realization or receipt by Parent or such Restricted Subsidiary of Net Proceeds in excess of $10 million, the Borrowers shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by Parent, such Borrower or Restricted Subsidiary of such Net Proceeds an aggregate amount of Term Loans in an amount equal to 100% of all Net Proceeds received; provided, that if at the time that any such prepayment would be required, the Borrowers (or any Restricted Subsidiary) are required to offer to repurchase Permitted Pari Passu Secured Refinancing Debt (or any Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted Pari Passu Secured Refinancing Debt (or any Refinancing Indebtedness in respect thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrowers (or any Restricted Subsidiary) may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time); provided, that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(i) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, that no prepayment shall be required pursuant to this Section 2.05(b)(i) with respect to such portion of such Net Proceeds that Parent or the relevant Restricted Subsidiary shall have reinvested or entered into a binding commitment to reinvest or otherwise determined to reinvest (as set forth in a notice from Parent to the Administrative Agent to be delivered on or prior to the date which is ten (10) Business Days after the date of receipt of the applicable Net Proceeds), in each case in accordance with the definition of “Net Proceeds” and within the timeframe contemplated thereby.
(ii)    If any Loan Party or any Restricted Subsidiary of a Loan Party incurs or issues any Indebtedness after the Closing Date (other than, in the case of Parent or any Restricted Subsidiary, Indebtedness not prohibited under Section 7.02), including Credit Agreement Refinancing Indebtedness, the Borrowers shall cause to be prepaid an aggregate amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by such Loan Party or Restricted Subsidiary of such Net Proceeds.
(iii)    If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.
(iv)    Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be paid to the Lenders in accordance with their respective Pro Rata Shares (provided, that any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class (or Classes) of Refinanced Debt), subject to clause (v) of this Section 2.05(b).
(v)    Parent shall notify the Administrative Agent in writing of any mandatory prepayment of Loans (and/or Cash Collateralization of L/C Obligations) required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) promptly, and in no event more than three (3) Business Days, following the event giving rise to such mandatory prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of Parent’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and Parent no later than 5:00 p.m. one (1) Business Day prior to the proposed date of such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining thereafter may be retained by the Borrowers and/or applied for any purpose not otherwise prohibited by this Agreement.
(vi)    Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a SOFR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such SOFR Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no

Event of Default shall have occurred and be continuing, if any prepayment of SOFR Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, each Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from Parent or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).
(vii)    Foreign Subsidiaries. Notwithstanding any other provisions of this Section 2.06, mandatory prepayments as a result of Section 2.14(b)(i) of, or in respect of, a Foreign Subsidiary (i) may be retained by the applicable Foreign Subsidiary to the extent the making of any such mandatory prepayment from the Net Proceeds of any Disposition of any property or assets referred to in Section 2.14(b)(i) received by any Foreign Subsidiary would give rise to a materially adverse tax consequence as reasonably determined in good faith by the Borrowers (taking into account any foreign tax credit or benefit received in connection with such repatriation and after the Borrowers and the applicable Foreign Subsidiary have used commercially reasonable efforts to mitigate such materially adverse tax consequence in order to make such prepayments) and may be retained by the applicable Foreign Subsidiary so long as such material adverse tax consequence continues to exist; provided that (A) on or before the date on which such amounts so retained would otherwise have been required to be applied to reinvestments or prepayments, the Borrowers shall apply an amount equal to such Net Proceeds of any such Disposition of any property or assets referred to in Section 2.14(b)(i) as if such Net Proceeds of any such Disposition of any property or assets referred to in Section 2.14(b)(i) had been received by the Borrowers rather than such Foreign Subsidiary, less the amount of additional Taxes that would have been payable or reserved against if such Net Proceeds of any such Disposition of any property or assets referred to in Section 2.14(b)(i) had been repatriated (or, if less, the Net Proceeds of any such Disposition of any property or assets referred to in Section 2.14(b)(i) that would have been payable if received by such Foreign Subsidiary) or (B) such Net Proceeds of any such Disposition of any property or assets referred to in Section 2.14(b)(i) shall be applied to prepay any Indebtedness of a Foreign Subsidiary permitted to be prepaid by the Credit Agreement or reinvested in the business of Parent or any of its Subsidiaries; provided further that if an Event of Default is then continuing, no prepayment of any such Indebtedness (other than any prepayment required by the terms of such Indebtedness) or reinvestments shall be permitted and (ii) may be retained if prohibited under applicable local law (as reasonably determined by the Borrowers); provided that such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrowers hereby agreeing to cause the applicable Foreign Subsidiary to use commercially reasonable efforts to take such actions required by the applicable local law to permit such repatriation), and once such repatriation is permitted under the applicable local law, such repatriation shall be promptly effected.
Section 2.06. Termination or Reduction of Commitments.
(a)    Optional. Parent may, upon notice to the Administrative Agent, elect to terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided, that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5 million or any whole multiple of $1 million in excess thereof and (iii) Parent shall not elect to terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings under the Revolving Credit Facility would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.
(b)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 10.13). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
Section 2.07. Repayment of Loans.
(a)    Term Loans. The Borrowers shall repay, on a joint and several basis, to the Administrative Agent for the ratable account of the Term Lenders on the Maturity Date for the Term Loans, the aggregate principal amount of all Term Loans outstanding on such date.
(b)    Revolving Credit Loans. The Borrowers shall repay, on a joint and several basis, to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of the Borrowers’ Revolving Credit Loans outstanding on such date.
(c)    Swing Line Loans. The Borrowers shall repay, on a joint and several basis, the aggregate principal amount of its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
Section 2.08. Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)    Effect of a Benchmark Transition Event.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.08(d)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.08(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.08(d).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the applicable Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
(vi)    Administrative Agent Liability. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Term SOFR or Adjusted Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
(vii)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.09. Fees. In addition to certain fees described in Sections 2.03(h) and (i):
(a)    Commitment Fee. The Borrowers agree to pay, on a joint and several basis, to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate multiplied by the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on the Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the commitment fee.
(b)    Other Fees. The Borrowers shall pay, on a joint and several basis, to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between Parent and the applicable Agent).
Section 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Adjusted Term SOFR) shall be made on the basis of a year of three hundred and sixty five (365) or three hundred and sixty six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.11. Evidence of Indebtedness.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.12. Payments Generally.
(a)    All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 3:00 p.m. on the date specified herein. The Administrative

Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 3:00 p.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)    If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(c)    (i)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to either Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to applicable Borrower the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by either Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)    Unless the Administrative Agent shall have received notice from Parent prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuers, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or Parent with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.
(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)    The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 10.04(c).
(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(g)    Except as otherwise provided herein, whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
Section 2.13. Sharing of Payments. Subject to Section 2.05(b)(v), if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrowers or any of their respective Subsidiaries (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
Section 2.14. Incremental Credit Extensions.
(a)    Parent may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Credit Commitments of any Facility (each such increase, a “Revolving Commitment Increase”); provided, that upon the effectiveness of any Incremental Amendment referred to below and at the time that any such Incremental Term Loan is made (and after giving effect thereto), (i) no Default or Event of Default shall exist and (ii) Parent shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01. Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $50 million (provided, that such amount may be less than $50 million if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving Commitment Increases (other than, for the avoidance of doubt, those established in respect of Extended Term Loans or Extended Revolving Credit Commitments pursuant to Section 2.16) shall not exceed the Maximum Incremental Facilities Amount.
(b)    Any Revolving Commitment Increase shall be on the same terms and pursuant to the same documentation applicable to the Revolving Credit Facility (including the maturity date in respect thereof but excluding up-front commitment or similar fees); provided, the Applicable Rate with respect to the Revolving Credit Facility may be increased if necessary to be consistent with that required by the lenders providing the Revolving Commitment Increase. The Incremental Term Loans (a) shall rank pari passu or junior in right of payment and of security with the Revolving Credit Loans and the Term Loans, (b) shall not mature earlier than the Maturity Date with respect to the Term Loans, (c) shall not have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Term Loans, (d) shall be entitled to share in mandatory and voluntary prepayments on a ratable (or less than ratable, but in no event greater than ratable) basis with the Term Loans, and (e) shall bear interest at rates and be entitled to upfront fees as shall be determined by Parent and the applicable new Lenders; provided, however, that if the All-In Yield for Incremental Term Loans that are incurred under this Section 2.14 on a date that is prior to the twelve (12) month anniversary of the Amendment No. 2 Effective Date, shall exceed the All-In Yield with respect to the Term Loans by more than 50 basis points, then the interest rate margins applicable to the Term Loans shall be increased so that such excess shall be only 50 basis points. The Incremental Term Loans shall otherwise be on terms and pursuant to documentation to be determined by Parent; provided that, to the extent such terms and documentation are not consistent with the Term Loans (except to the extent permitted by clauses (a) through (e) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Loan or Revolving Commitment Increase, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Term Loans) and subject to clauses (b) and (c) above, the amortization schedule (if any) applicable to the Incremental Term Loans shall be determined by Parent and the lenders thereof.
(c)    Each notice from Parent pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided, that the Administrative Agent, each Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 10.06(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment shall, without the consent of the Agents or the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Parent to effect the provisions of this Section 2.14, including without limitation to incorporate the applicable lenders in respect of Incremental Term Loans as “Lenders”, and the Incremental Term Loans as “Loans” and/or “Term Loans”, for all applicable purposes hereunder, including the definition of Required Lenders and to establish any tranche of Incremental Term Loans as an independent Class or Facility, as applicable. The effectiveness of any Incremental Amendment shall be subject to such further conditions as Parent and the applicable Lenders and Additional Lenders shall agree. The Borrowers may use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees.
(d)    Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed (in the case of an increase to the Revolving Credit Facility only), a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans under the applicable Facility outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans under the applicable Facility made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any reasonable and documented out-of-pocket costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
(e)    Notwithstanding anything to the contrary in this Section 2.14 or in Article IV or otherwise in this Agreement, so long as no Event of Default has occurred pursuant to Section 8.01(a) or (f), the lenders providing any Incremental Term Loans in connection with a Permitted Acquisition may agree to modify the conditionality with respect to such Incremental Term Loans such that the Permitted Acquisition may be consummated on a “certain funds” basis.
(f)    The effectiveness of any Incremental Amendment shall be subject to, if requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate, including to reflect any Incremental Term Loans provided on a “certain funds” basis), (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Term Loans or Revolving Commitment Increase is provided with the benefit of the applicable Loan Documents and (iii) subject to Section 2.14(e), a certificate of a Responsible Officer certifying that the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) on and as of the effective date of such Incremental Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) as of such earlier date.
(g)    This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
Section 2.15. Refinancing Amendments.
(a)    On one or more occasions after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement, in the form of Other Term Loans or Other Term Loan Commitments, pursuant to a Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (which, for the avoidance of doubt, shall not require compliance with Section 7.09 for any incurrence of Other Term Loans) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.
(b)    Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) $50 million or (y) an integral multiple of $5 million in excess thereof, unless the Administrative Agent shall otherwise agree in its discretion.
(c)    Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto, including without limitation to incorporate the applicable lenders in respect of Other Term Loans as “Lenders”, and the Other Term Loans as “Loans” and/or “Term Loans”, for all applicable purposes hereunder, including the definition of Required Lenders and to establish any tranche of Other Term Loans an independent Class or Facility, as applicable, and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Parent, to effect the provisions of this Section 2.15, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment, which shall not, for the avoidance of doubt be subject to Section 10.01.
Section 2.16. Extension Offers.
(a)    Pursuant to one or more offers made from time to time by Parent to all Term Lenders of a particular Class by notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Term Loans of such Class) and on the same terms (“Term Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Term Lenders from time to time to extend the maturity date of such Lender’s Term Loans and to otherwise modify the terms of such Lender’s Term Loans pursuant to the terms of the relevant Term Extension Offer (including increasing the interest rate or fees payable in respect of such Lender’s Term Loans and/or modifying the amortization schedule (if any) in respect of such Lender’s Term Loans). Pursuant to one or more offers made from time to time by Parent to all Revolving Credit Lenders by notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Revolving Credit Commitments) and on the same terms (“Revolving Extension Offers” and, together with Term Extension Offers, “Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Revolving Credit Lenders from time to time to extend the maturity date of such Lender’s Revolving Credit Commitments and to otherwise modify the terms of such Lender’s Revolving Credit Commitments pursuant to the terms of the relevant Revolving Extension Offer (including increasing the interest rate or fees payable in respect of such Lender’s Revolving Credit Commitments). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentences shall mean, (i) when comparing Term Extension Offers, that the Term Loans are offered to be extended for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same and (ii) when comparing Revolving Extension Offers, that the Revolving Credit Commitments are offered to be extended for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same. Any such extension (an “Extension”) agreed to between Parent and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan (provided, that, for the avoidance of doubt, the implementation of an Incremental Term Loan to establish an Extended Term Loan shall not count as an Incremental Term Loan for purposes of calculating the Maximum Incremental Facilities Amount) for such Lender (if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”)) or a Revolving Commitment Increase (provided, that, for the avoidance of doubt, such Revolving Commitment Increase shall not count for purposes of calculating the Maximum Incremental Facilities Amount) for such Lender (if such Lender is extending an existing Revolving Credit Commitment (such extended Revolving Credit Commitment, an “Extended Revolving Credit Commitment”)).
(b)    The Borrowers and each Extending Lender shall execute and deliver to the Administrative Agent a Loan Extension Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Credit Commitments of such Extending Lender. Each Loan Extension Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Credit Commitments; provided, that (i) except as to interest rates, fees, amortization, final maturity date, collateral arrangements and voluntary and mandatory prepayment arrangements (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by Parent and set forth in the Extension Offer), the Extended Term Loans shall have (x) the same terms as the Term Loans, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Maturity Date for the Term Loans, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans and (iv) except as to interest rates, fees, final maturity, collateral arrangements and voluntary and mandatory prepayment arrangements, any Extended Revolving Credit Commitment shall be a Revolving Credit Commitment with the same terms as the Revolving Credit Loans. Upon the effectiveness of any Loan Extension Agreement, this Agreement shall be amended to the extent necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Credit Commitments evidenced thereby and other changes necessary to preserve the intent of this Agreement without the consent of any other Lender and without regard to Section 10.01, including without limitation to incorporate the Extending Lenders as “Lenders”, and the Extended Term Loans and Extended Revolving Credit Commitments as “Loans” and/or “Term Loans” and/or Commitments, for all applicable purposes hereunder, including the definition of Required Lenders and to establish any tranche of Extended Term Loans or Extended Revolving Credit Commitments as an independent Class or Facility, as applicable. Any such deemed amendment may, at Parent or the Administrative Agent’s request, be memorialized in writing by the Administrative Agent and Parent and furnished to the other parties hereto.
(c)    Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Credit Commitment will be automatically designated an Extended Revolving Credit Commitment. For the avoidance of doubt, the commitments and obligations of any Swing Line Lender or L/C Issuer can only be extended pursuant to an Extension or otherwise with such Person’s consent.
(d)    Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including this Section 2.16), (i) no Extended Term Loan or Extended Revolving Credit Commitment is required to be in any minimum amount or any minimum increment; provided, that the aggregate amount of Extended Term Loans or Extended Revolving Credit Commitment for any new Class of Term Loans or Revolving Credit Commitments made in connection with any Extension Offer shall be at least $50 million, (ii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Credit Commitment pursuant to one or more Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Credit Commitment), (iii) there shall be no condition to any Extension of any Loan or Revolving Credit Commitment at any time or from time to time other than notice to the Administrative

Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Credit Commitment implemented thereby, (iv) the interest rate limitations referred to in the proviso to clause (e) of Section 2.14(b) shall not be implicated by any Extension and (v) all Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.
(e)    Each extension shall be consummated pursuant to procedures set forth in the associated Extension Offer; provided, that the Borrowers shall cooperate with the Administrative Agent prior to making any Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including timing, rounding and other adjustments.
Section 2.17. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(b)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.07 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with the procedures satisfactory to each L/C Issuer in its sole discretion; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with the procedures satisfactory to each L/C Issuer in its sole discretion; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.17(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)    Certain Fees.
(i)    No Defaulting Lender shall be entitled to receive any fees in connection with Section 2.09 of this Agreement for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)    Each Defaulting Lender shall be entitled to receive fees in connection with any Letter of Credit pursuant to Section 2.03(h) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.
(iii)    With respect to any fees in connection with any Letter of Credit pursuant to Section 2.03(h) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(d)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of a Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless Parent shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(e)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in Section 2.17(a) cannot, or can only partially, be effected, the Borrowers shall, on a joint and several basis and without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures satisfactory to each L/C Issuer in its sole discretion.
(f)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent and each Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.17(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)    New Swing Line Loans/Letters of Credit. Notwithstanding anything in this Agreement to the contrary, so long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
Section 3.01. Taxes.
(a)    Any and all payments by any Loan Party to or for the account of any Recipient under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any Withholding Agent shall be required by any Laws to deduct any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall be entitled to make such deductions, (ii) the applicable Withholding Agent shall pay the full amount so deducted to the relevant Governmental Authority in accordance with applicable Laws, (iii) as soon as practicable after the date of such payment, Parent shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent, and (iv) if the Tax in question is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01(a)), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made.
(b)    In addition, the Borrowers and Guarantors agree to pay any and all present or future stamp, court or documentary, intangible, mortgage recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding any such Taxes imposed as a result of an assignment by a Lender (other than an assignment made pursuant to Section 10.13) that are Other Connection Taxes (hereinafter referred to as “Other Taxes”).
(c)    Each Borrower and each Guarantor agrees to indemnify each Recipient, within ten (10) days after written demand therefor, for (i) the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 3.01) payable by such Recipient, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrowers by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(d)    Status of Lenders. Each Lender shall, at such times as are reasonably requested by Parent or the Administrative Agent, provide Parent and the Administrative Agent with such properly completed and executed documentation prescribed by any Laws or reasonably requested by Parent or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in the rate of, any applicable withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by Parent or the Administrative Agent, shall deliver such other documentation prescribed by any Laws or reasonably requested by Parent or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever any such documentation (including any specific documentation required below in this Section 3.01(d)) becomes obsolete, expired or inaccurate in any respect, deliver promptly to Parent and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by Parent or the Administrative Agent) or promptly notify Parent and the Administrative Agent in writing of its legal ineligibility to do so.
Without limiting the generality of the foregoing:

(1)    Each U.S. Lender shall deliver to Parent and the Administrative Agent on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or the Administrative Agent) two (2) properly completed and duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;
(2)    Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Parent and the Administrative Agent (in such number of copies as shall be requested by Parent or Administrative Agent) on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or the Administrative Agent) whichever of the following is applicable:
(A)    two (2) properly completed and duly executed originals of IRS Form W-8BEN (or any successor form) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,
(B)    two (2) properly completed and duly executed originals of IRS Form W-8ECI (or any successor form),
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two (2) properly completed and duly executed certificates substantially in the form of Exhibit J-1 (any such certificate, a “United States Tax Compliance Certificate”) and (B) two (2) properly completed and duly executed originals of IRS Form W-8BEN (or any successor form), or
(D)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two (2) properly completed and duly executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, United States Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, IRS Form W-8IMY (or any successor form) and/or any other required information, certification or documentation from each beneficial owner, as applicable (provided, that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a United States Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of such direct or indirect partner (or partners));
(3)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Parent and the Administrative Agent (in such number of copies as shall be requested by Parent or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or the Administrative Agent), two (2) properly completed and duly executed originals of any other form prescribed by applicable Laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable Law (including the Treasury Regulations) to permit any Loan Party or the Administrative Agent to determine the withholding or deduction required to be made; and
(4)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Parent and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Parent or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Parent or the Administrative Agent as may be necessary for any Loan Party and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any intergovernmental agreement or similar agreement intended to facilitate compliance with, or otherwise related to FATCA.
(e)    Any Lender claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts in the future and would not, in the sole good faith determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.
(f)    If any Recipient determines, in its sole discretion exercised in good faith that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it pursuant to this Section 3.01, it shall promptly remit to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such Recipient, agrees to promptly repay to such Recipient the amount paid over to it pursuant to the above provisions of this Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), in the event such Recipient is required to repay such refund to the relevant Governmental Authority. This Section 3.01(f) shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(g)    For all purposes of the Code, from and after the Amendment No. 2 Effective Date, the Borrowers, the Lenders and the Administrative Agent agree to treat the Term Loans as newly issued loans.
(h)    For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any Swing Line Lender and any L/C Issuer.
(i)    For purposes of determining withholding taxes imposed under FATCA, from and after the Amendment No. 5 Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Term Loans and Revolving Credit Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
Section 3.02. Illegality. If any Lender determines in good faith in its reasonable discretion that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to Parent through the Administrative Agent, (i) any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay, on a joint and several basis, accrued interest on the amount so prepaid or converted.
Section 3.03. Inability to Determine Rates. Subject to Section 2.08(d), if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)    the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrowers and each Lender.
Upon notice thereof by the Administrative Agent to the Borrowers, any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the applicable Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the applicable Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.08(d), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on SOFR Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)    subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for (i) Indemnified Taxes indemnifiable under Section 3.01 and (ii) Excluded Taxes); or
(iii)    impose on any Lender or any L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to Adjusted Term SOFR (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrowers will pay, on a joint and several basis, to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered, to the extent such compensation is sought from similarly situated borrowers.
(b)    Capital Requirements. If any Lender or any L/C Issuer determines in good faith in its reasonable discretion that any Change in Law affecting such Lender or any L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity), then, to the extent such compensation is sought from similarly situated borrowers, the Borrowers, upon request of such Lender or such L/C Issuer, as the case may be, will pay, on a joint and several basis, to such Lender or such L/C Issuer such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section and delivered to Parent shall be conclusive absent manifest error. The Borrowers shall pay, on a joint and several basis, such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate, on a joint and several basis, such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any SOFR Loan of any Borrower on a day other than the last day of the Interest Period for such Loan;
(b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any SOFR Loan of the Borrowers on the date or in the amount notified by Parent; or
(c)    any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by Parent pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay, on a joint and several basis, any customary administrative fees charged by such Lender in connection with the foregoing.
Section 3.06. Matters Applicable to All Requests for Compensation.
(a)    Except with respect to any requests for compensation or indemnification under Section 3.01 (requests for which shall be governed by Section 3.01(c)), any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to Parent setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.
(b)    Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to Section 3.01, 3.02, 3.03 or 3.04 shall not constitute a waiver of such Lender’s or any L/C Issuer’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies Parent of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, Parent may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable SOFR Loans, or, if applicable, to convert Base Rate Loans into SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(c)    If the obligation of any Lender to make or continue any SOFR Loan, or to convert Base Rate Loans into SOFR Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable SOFR Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day (or days) of the then current Interest Period (or Interest Periods) for such SOFR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable SOFR Loans shall be applied instead to its Base Rate Loans; and
(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as SOFR Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into SOFR Loans shall remain as Base Rate Loans.
(d)    If any Lender gives notice to Parent (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s SOFR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day (or days) of the next succeeding Interest Period (or Interest Periods) for such outstanding SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding SOFR Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07. Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrowers hereby agree to pay, on a joint and several basis, all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
Section 3.08. Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and any assignment of rights by, or replacement of, a Lender or L/C Issuer.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 4.01. Conditions to the Initial Credit Extensions. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    executed counterparts of this Agreement;
(ii)    an original Note executed by the Borrowers in favor of each Lender requesting a Note;
(iii)    a security agreement, in substantially the form of Exhibit F hereto (together with each security agreement supplement delivered pursuant to Section 6.11, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:
(A)    certificates and instruments representing the applicable Collateral referred to therein accompanied by undated stock powers or instruments of transfer executed in blank,
(B)    financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,
(C)    copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent reasonably deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens),
(D)    a Perfection Certificate duly executed by each of the Loan Parties, and
(E)    a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement (as each such term is defined in the Security Agreement and to the extent applicable) (together with each other intellectual property security agreement delivered pursuant to Section 6.11, in each case as amended or supplemented, the “Intellectual Property Security Agreement”), duly executed by each applicable Loan Party, together with evidence that all action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken.
(iv)    such certifications of resolutions or other action and incumbency certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(v)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed;
(vi)    a favorable opinion of (A) Wachtell, Lipton, Rosen & Katz and (B) Venable LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in a form reasonably satisfactory to the Administrative Agent and the Arrangers;
(vii)    a certificate signed by a Responsible Officer of Parent certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;
(viii)    (A) the Audited Financial Statements; (B) the Quarterly Financial Statements; and (C) the Projections;
(ix)    a certificate attesting to the Solvency of Parent and its Subsidiaries on a consolidated basis after giving effect to the Closing Date Transactions, from Parent’s chief financial officer, substantially in the form of Exhibit K hereto;
(x)    a certificate attaching all material documentation relating to any Standalone Letter of Credit Facility that is or will be in effect on the Closing Date;
(xi)    at least five (5) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties reasonably requested by the Lenders at least ten (10) days prior to such date under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
(xii)    at least five (5) Business Days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certificate in relation to such Borrower;
(b)    (i) all fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid; (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid and (iii) all reasonable fees, charges and disbursements of counsel to the Administrative Agent shall have been paid, to the extent invoiced; the Arrangers shall be reasonably satisfied (i) that all necessary regulatory, governmental and corporate approvals and consents have been received and (ii) with the outstanding indebtedness of Parent and its subsidiaries, in each case, as of the Closing Date;

(c)    the Arrangers shall have received public ratings for the Facilities from each of S&P and Moody’s, and a public corporate credit rating and a public corporate family rating in respect of Parent and its Subsidiaries after giving effect to the Closing Date Transactions from each of S&P and Moody’s; and
(d)    since December 31, 2012, there has not occurred any event that has had or would reasonably be expected to have a Material Adverse Effect.
Without limiting the generality of the provisions of Section 9.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each of the Lenders and the Administrative Agent that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 4.02. Conditions to All Credit Extensions after the Closing Date. Following the Closing Date, the obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension (except to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date); provided, that, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects.
(b)    No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(c)    The Administrative Agent and, if applicable, the relevant L/C Issuer or the relevant Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans) submitted by Parent shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. Notwithstanding anything to the contrary in this Section 4.02 or in Section 2.14, so long as no Event of Default has occurred pursuant to Section 8.01(a) or (f), the lenders providing any Incremental Term Loans in connection with a Permitted Acquisition may agree to modify the conditionality with respect to such Incremental Term Loans such that the Permitted Acquisition may be consummated on a “certain funds” basis.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Agents and the Lenders that:
Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Closing Date Transactions, (a) are within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate or other organizational action and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01) (x) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (y) any material agreement to which such Person is a party; or (iii) violate any material Law; except with respect to any conflict, breach, violation or contravention referred to in clause (ii) or (iii), to the extent that such conflict, breach, violation or contravention would not reasonably be expected to have a Material Adverse Effect.
Section 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Closing Date Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the Transactions, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (a) Debtor Relief Laws and by general principles of equity, (b) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (c) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than those pledges made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary).
Section 5.05. Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.
(b)    Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues (other than actions, suits, proceedings and claims in connection with the Transactions) that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.07. [Reserved]

Section 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) as set forth on Schedule 5.08, (ii) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (iii) Liens permitted by Section 7.01 and (iv) where the failure to so have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.09. Environmental Compliance.
(a)    There are no claims, actions, suits, or proceedings against Parent or any of its Subsidiaries alleging liability or responsibility for violation of, or otherwise relating to, any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Except as specifically disclosed in Schedule 5.09(b) or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any Loan Party or any of its Subsidiaries at any other location.
(c)    The properties owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of; (ii) require remedial action under; or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
(d)    All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(e)    Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or any of their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.
Section 5.10. Taxes. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each of the Loan Parties and each of their Subsidiaries has filed all Tax returns required to be filed, and has paid all Taxes required to be paid by it, that are due and payable, except those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP.
Section 5.11. ERISA Compliance.
(a)    Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)    (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(c)    The Foreign Plans of the Loan Parties and the Subsidiaries are in compliance with the requirements of any Law applicable in the jurisdiction in which the relevant Foreign Plan is maintained, in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 5.12. Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to any part of the Transactions that is consummated on or prior to the Closing Date), no Loan Party has any material Subsidiaries other than those disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such material Subsidiaries are owned free and clear of all Liens except (a) those created under the Collateral Documents; and (b) any Lien that is permitted under Section 7.01. As of the Closing Date, Schedules 1(a) and 10(a) and (b) to the Perfection Certificate (a) set forth the name and jurisdiction of each Domestic Subsidiary that is a Loan Party and (b) set forth the ownership interest of the Borrowers and any Subsidiary thereof in each Subsidiary, including the percentage of such ownership.
Section 5.13. Margin Regulations; Investment Company Act.
(a)    No Loan Party is engaged in, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB (“Margin Stock”)), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for the purpose of purchasing or carrying Margin Stock or any purpose that violates Regulation U.
(b)    None of the Loan Parties or any of the Subsidiaries of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.14. Disclosure. To the best of Parent’s knowledge, the reports, financial statements, certificates and other written information (other than as set forth below and other than information of a general economic or industry nature) furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information and pro forma financial information, Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such financial information as it relates to future events is not to be viewed as fact and that such projections may vary from actual results and that such variances may be material.
Section 5.15. OFAC and Patriot Act.
(a)    None of Parent, any of its Subsidiaries, or any of Parent’s or any of its Subsidiaries’ directors or officers, nor, to the knowledge of Parent or any of its Subsidiaries, any employees acting in his/her capacity as such of Parent or any of Parent’s Subsidiaries, is (i) the subject of Sanctions or controlled by someone who is the subject of Sanctions or (ii) in violation of any applicable requirement of Law relating to Sanctions.

(b)    None of Parent and its Subsidiaries is organized or resident in a country, region or territory that is the subject of Sanctions.
(c)    Parent and each of its Subsidiaries, and to Parent’s knowledge, Parent’s and Parent’s Subsidiaries’ employees is in compliance with the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”); anti-money laundering statutes; and Sanctions, and have instituted and maintain policies and procedures designed to effect, and which are reasonably expected to continue to effect, continued compliance in all material respects therewith.
Section 5.16. Intellectual Property; Licenses, Etc. Each of the Loan Parties and their Subsidiaries owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are used or held for use in connection with and reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to so own, license or possess the right to use any such IP Rights would not reasonably be expected to have a Material Adverse Effect. No IP Rights and, to the Loan Parties’ knowledge, no advertising, product, process, method, substance, part or other material, in each case used by any Loan Party or any of its Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrowers, threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
As of the Closing Date, (i) each Loan Party owns each copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 5.17. Solvency. On the Closing Date after giving effect to the Closing Date Transactions, Parent and its Subsidiaries, on a consolidated basis taken as a whole, are Solvent.
Section 5.18. FCPA. No Loan Party, none of its Subsidiaries nor, to the knowledge of Parent, any director, officer, or employee of Parent or any of its Subsidiaries acting in his/her capacity as such, has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Parent and its Subsidiaries have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
Section 5.19. Security Documents.
(a)    Security Agreement. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by the Security Agreement or the Intercreditor Agreement (if in effect)), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or taking possession or control, in each case subject to no Liens other than Liens permitted hereunder.
(b)    PTO Filing; Copyright Office Filing. In addition to the actions taken pursuant to Section 5.20(a)(i), when the Security Agreement or a short form thereof (including any Intellectual Property Security Agreement) is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement (or Intellectual Property Security Agreement) shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors (to the extent intended to be created thereby) in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) and Trademarks (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered or applied-for Trademarks, Patents and Copyrights acquired by the grantors thereof after the Closing Date).
(c)    Notwithstanding anything herein (including this Section 5.20) or in any other Loan Document to the contrary, neither Parent nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.
Section 5.20. Use of Proceeds.
(a)    The Borrowers will use the proceeds of the Term Loans solely for the following purposes: (i) for the Debt Proceeds Transfer; (ii) for Parent to make the Purging Distributions; (iii) to make Investments, acquisitions and Restricted Payments, in each case, to the extent permitted hereunder; and/or (iv) to fund working capital and general corporate purposes of Parent and the Restricted Subsidiaries, including the Closing Date Transaction Expenses and other expenses relating to the Transactions.
(b)    No proceeds of the Revolving Credit Loans shall be used for the Purging Distributions unless Parent and its Restricted Subsidiaries shall be in Pro Forma Compliance with the Liquidity Condition.
(c)    No proceeds of the Loans will be used in violation of OFAC, the FPCA, anti-money laundering statutes or the other Sanctions (i) by Parent or any of its Subsidiaries or (ii) to Parent’s knowledge, any other Person.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable remains unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (and not Cash Collateralized), each of the Loan Parties shall, and shall cause each of their Restricted Subsidiaries to:
Section 6.01. Financial Statements.
(a)    Deliver to the Administrative Agent for prompt further distribution to each Lender within ninety (90) days after the end of each fiscal year of Parent (or, with respect to fiscal year 2013 and fiscal year 2014, within ninety-five (95) days after the end of such fiscal year) beginning with the 2013 fiscal year, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of the Revolving Credit Facility; or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) (an “Accounting Opinion”); and
(b)    Deliver to the Administrative Agent for prompt further distribution to each Lender within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrowers (or, with respect to fiscal year 2014, within fifty (50) days after the end of each of the first three fiscal quarters in such fiscal year), a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Parent and the Restricted Subsidiaries by furnishing Parent’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q filed with the SEC and, to the extent not included in the relevant 10-K, a related Accounting Opinion.
Documents required to be delivered pursuant to Section 6.01 and Section 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent (or any direct or indirect parent of Parent) posts such documents, or provides a link thereto, at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Parent’s behalf on IntraLinks/IntraAgency or another relevant website (including without limitation the EDGAR website of the SEC), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:
(a)    no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Parent;
(b)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Parent or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(c)    together with the delivery of each Compliance Certificate pursuant to Section 6.02(a) (but only together with the delivery of a Compliance Certificate in connection with financial statements delivered pursuant to Section 6.01(a)), (i) a report setting forth the information required by a Perfection Certificate Supplement or confirming that there has been no change in such information since the Closing Date or the date of the last such report (provided that no such Perfection Certificate Supplement or confirmation shall be required in connection with the Compliance Certificate to be delivered for the financial statements relating to the fiscal year ended December 31, 2013) and (ii) a list of the Subsidiaries of Parent that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate; and

(d)    promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.
The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that so long as Parent is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC “which, at a minimum, shall mean that the word “PUBLIC “shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Parent, either Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC “are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC “as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Parent shall be under no obligation to mark any Borrower Materials “PUBLIC”.
Section 6.03. Notices. Promptly after a Responsible Officer of a Loan Party has obtained knowledge thereof, notify the Administrative Agent:
(a)    of the occurrence of any Default;
(b)    of the occurrence of any ERISA Event; and
(c)    of any matter (including in regard to any court suit or action) that has resulted or would reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Parent setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto and shall be made available to the Lenders by the Administrative Agent.
Section 6.04. Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes imposed upon it (including in its capacity as Withholding Agent) or upon its income or profits or in respect of its property, except, in each case, (a) to the extent the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP.
Section 6.05. Preservation of Existence, Etc.
(a)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 7.03 or 7.04 and (y) any Restricted Subsidiary may merge or consolidate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.03 or 7.04 or clause (y) of this Section 6.05.
Section 6.06. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.
Section 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parent and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Subject to Section 6.13(a), all such insurance policies of the Loan Parties shall name the Collateral Agent as additional insured (solely in the case of liability insurance) or loss payee (solely in the case of property insurance), as applicable. With respect to each parcel of Real Property that is subject to a Mortgage, obtain flood insurance in such total amount (no greater than the value of the property) as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements on such Real Property are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time or as otherwise reasonably required by the Required Lenders.
Section 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.09. Books and Records. Maintain proper books of record and account, in which entries are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the business of the Loan Parties or a Restricted Subsidiary, as the case may be.
Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its senior officers, and independent public accountants, all at reasonable times during normal business hours, upon reasonable advance notice to Parent; provided, however, (a) unless an Event of Default exists, only the Administrative Agent on behalf of the Lenders may exercise the rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year, (b) if an Event of Default exists and an individual Lender elects to exercise rights under this Section 6.10, (x) such Lender shall coordinate with the Administrative Agent and any other Lender electing to exercise such rights and shall share the results of such inspection with the Administrative Agent on behalf of the Lenders and (y) the number of visits and expense associated with such individual Lender inspections must be reasonable, and (c) Parent shall have the opportunity to participate in any discussions with Parent’s independent public accountants.
Section 6.11. Additional Collateral; Additional Guarantors.
(a)    Subject to this Section 6.11 and Section 6.13(b), with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof (or such later date as the Administrative Agent may agree)) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably request to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Liens permitted hereunder; and (ii) take all actions reasonably necessary or advisable to cause such Lien to be duly perfected within the United States to the extent required by such Collateral Document in accordance with all applicable Law, including the filing of financing statements in such jurisdictions within the United States as may be reasonably requested by the Administrative Agent. The Borrowers shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.
(b)    With respect to any Person that is or becomes a direct Wholly-Owned Subsidiary of a Loan Party after the Closing Date or that is a Wholly-Owned Subsidiary that ceases to be an Excluded Subsidiary, promptly (and in any event within thirty (30) days after the later of (I) the date such Person becomes a Wholly-Owned Subsidiary or (II) the date Parent delivers to the Administrative Agent financial statements by which it is determined that such Person ceased to be an Excluded Subsidiary (or such later date as the Administrative Agent may agree)) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Wholly-Owned Subsidiary owned by such Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder (or holders) of such Equity Interests, and all intercompany notes owing from such Wholly-Owned Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party (in each case, with respect to Foreign Subsidiaries, to the extent applicable and permitted under foreign laws, rules or regulations) or, if necessary to perfect a Lien under applicable Law, by means of an applicable Collateral Document, to create a Lien on such Equity Interests and intercompany notes in favor of the Collateral Agent on behalf of the Secured Parties and (ii) cause any such Wholly-Owned Subsidiary (A) to execute a joinder agreement reasonably acceptable to the Administrative Agent or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Collateral Documents (including the Security Agreement), substantially in the form annexed thereto, and (B) to take all other actions reasonably requested by the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Collateral Documents (including the Security Agreement) to be duly perfected within the United States to the extent required by such agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions within the United States as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent, or on which a Lien is required to be created, pursuant to clause (i) of this Section 6.11(b) shall not include any Equity Interests of a Subsidiary that is an Excluded Subsidiary by reason of clauses (b) or (e) of the definition of Excluded Subsidiary, (2) no Excluded Subsidiary shall be required to become a Guarantor or otherwise take the actions specified in clause (ii) of this Section 6.11(b), (3) no more than (A) 66% of the total voting power of all outstanding voting stock and (B) 100% of the Equity Interests not constituting voting stock of any CFC or CFC Holdco (except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for purposes of this Section 6.11(b)) shall be required to be pledged, and (4) no Equity Interests in any Person held by a Foreign Subsidiary shall be required to be pledged.
(c)    Each Loan Party shall grant to the Collateral Agent, within ninety (90) days of the acquisition thereof (or such later date as the Administrative Agent may agree), a security interest in and mortgage in a form reasonably satisfactory to the Administrative Agent and Collateral Agent (a “Mortgage”) on each parcel of Real Property owned in fee by such Loan Party that is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value (as determined in good faith by Parent) in excess of $5 million (with fair market value determined as of the date of acquisition thereof and without regard to third party advertising revenue derived from any improvements on such property that are made after the date of acquisition thereof), as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Liens permitted hereunder. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by Law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, to the extent so required, a Title Policy, a Survey, local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) and a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination, together with a notice executed by such Loan Party about special flood hazard area status, if applicable, in respect of such Mortgage). The Borrowers will provide at least forty-five (45) days prior written notice to the Administrative Agent prior to any Mortgage being delivered pursuant to this clause (c) in order to allow the Lenders to complete relevant flood insurance due diligence and related internal requirements. For the avoidance of doubt, (i) no Mortgage shall be required on any Real Property owned by any Loan Party on the Closing Date (each a “Closing Date Property”) and (ii) any Mortgage on a Closing Date Property that was granted in favor of the Collateral Agent at any time prior to the Amendment No. 2 Effective Date shall be released on or shortly after the Amendment No. 2 Effective Date.
(d)    The foregoing clauses (a) through (c) shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as (i) in the reasonable judgment of the Administrative Agent and Parent in writing, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom; (ii) such asset constitutes an “Excluded Asset” (as such term is defined in the Security Agreement); or (iii) such asset constitutes intercompany Indebtedness between Loan Parties. In addition, the foregoing will not require actions under this Section 6.11 by a Person if and to the extent that such action would (a) go beyond the corporate or other powers of the Person concerned (and then only as such corporate or other power cannot be modified or excluded to allow such action); or (b) unavoidably result in material issues of director’s personal liability, breach of fiduciary duty or criminal liability. The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with Parent, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.
(e)    Notwithstanding the foregoing provisions of this Section 6.11 or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to this Section 6.11 shall be subject to exceptions and limitations set forth herein, in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and Parent. Notwithstanding the foregoing provisions of this Section 6.11 or anything in this Agreement or any other Loan Document to the contrary, any Subsidiary of Parent that Guarantees the Senior Notes shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.
Section 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties, and (c) to the extent the Loan Parties are required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any affected property, in accordance with the requirements of all Environmental Laws.

Section 6.13. Post-Closing Conditions and Further Assurances.
(a)    [Reserved].
(b)    Promptly upon request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents. If the Administrative Agent, the Collateral Agent or the Required Lenders reasonably determine that they are required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Parent shall cooperate with the Administrative Agent in obtaining appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.
Section 6.14. Designation of Subsidiaries.
(a)    After the Closing Date, Parent may designate any of its Subsidiaries (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding the Borrowers) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Parent or any Subsidiary of Parent (other than solely any Subsidiary of the Subsidiary to be so designated); provided, that no Default or Event of Default shall have occurred and be continuing and Parent and its Restricted Subsidiaries shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01 and provided, further that (a) such designation complies with Section 7.06; and (b) each of the Subsidiary to be so designated and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Loan Party or any Restricted Subsidiary.
(b)    Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that, immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and Parent and its Restricted Subsidiaries shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01; provided, further, that any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such designation shall be deemed incurred or established, as applicable at such time.
(c)    Any such designation by Parent shall be notified by Parent to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of a Responsible Officer of Parent certifying that such designation complied with the foregoing provision. Parent shall not be permitted to designate any Subsidiary as an Unrestricted Subsidiary if such Subsidiary is not designated as an Unrestricted Subsidiary (or equivalent term) in the documentation relating to any other Indebtedness of the Loan Parties in excess of the Threshold Amount (to the extent permissible under such Indebtedness).
Section 6.15. [Reserved].
Section 6.16. Use of Proceeds. Use the proceeds of the Credit Extensions (including any issued Letters of Credit) not in contravention of any Law (including the FCPA, OFAC, anti-money laundering statutes and Sanctions) or of any Loan Document.
Section 6.17. Maintenance of Ratings. Use commercially reasonable efforts to (a) cause each Facility to be continuously rated (but not any specific rating) by S&P and Moody’s and (b) maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case for Parent.

Section 6.18. Lender Calls. At the request of the Administrative Agent or of the Required Lenders and upon reasonable prior notice, hold a conference call (at a location and time selected by the Administrative Agent and Parent) with all Lenders who choose to attend such conference call, at which conference call the financial results of the previous fiscal year or first two (2) fiscal quarters of the current fiscal year, as applicable, and the financial condition of Parent and its Subsidiaries shall be reviewed; provided, that notwithstanding the foregoing, the requirement set forth in this Section 6.18 may be satisfied with a public earnings call; provided, further, in no event shall any such call be required to take place prior to forty five (45) days after the end of each of the second fiscal quarter of each fiscal year of Parent and ninety (90) days after the end of each fiscal year of Parent, as applicable; provided, further, that Parent shall in no event be required to hold more than two (2) such calls during any fiscal year.
Section 6.19. REIT Status. Parent shall (a) use its reasonable best efforts to operate so as to satisfy all requirements necessary to qualify and maintain its qualification as a REIT under the Code and (b) not engage in any “prohibited transaction” as defined for purposes of Section 857(b)(6) of the Code that would reasonably be expected to have a Material Adverse Effect, in either case, unless the board of directors (or equivalent body) of Parent determines that it is no longer in the best interests of Parent to continue to qualify as a REIT.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:
Section 7.01. Liens. Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures any obligation or any related guarantee, on any asset or property of Parent or any of its Restricted Subsidiaries, or any income or profits therefrom, or assign or convey any right to receive income therefrom, other than the following (“Permitted Liens”):
(1)    pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation, or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;
(2)    Liens imposed by law or regulation, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(3)    Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)    Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)    survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)    Liens securing Indebtedness permitted to be incurred pursuant to clause (4) of Section 7.02(b); provided, that such Liens extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions or accessions thereto and any income or profits therefrom;
(7)    Liens existing on the Closing Date or the Amendment No. 5 Effective Date listed on Schedule 7.01(b);
(8)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Parent or any of its Restricted Subsidiaries;
(9)    Liens on property at the time Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Parent or a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that the Liens may not extend to any other property owned by Parent or any of its Restricted Subsidiaries;
(10)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Parent, either Borrower or another Restricted Subsidiary permitted to be incurred under Section 7.02;
(11)    Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations;
(12)    Liens on items of inventory, supply, equipment or other goods and/or proceeds of any Person securing such Person’s obligations with respect to the purchase, sale, transfer, shipment, storage, installation or deployment of such inventory, supply, equipment or other goods;
(13)    (a) leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business and (b) with respect to any leasehold interest held by Parent or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder, in the case of each of (a) and (b) which do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14)    Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by Parent and its Restricted Subsidiaries in the ordinary course of business;
(15)    Liens in favor of the Loan Parties;
(16)    Liens on equipment of Parent or any of its Restricted Subsidiaries granted in the ordinary course of business;
(17)    Liens on accounts receivable and related assets (including the Subordinated Note) incurred in connection with a Receivables Facility and/or a Permitted Subordinated Note Financing permitted to be incurred pursuant to this Agreement;
(18)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and this (18); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and this (18) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing, refunding, extension, renewal or replacement;
(19)    deposits made in the ordinary course of business to secure liability to insurance carriers;
(20)    other Liens securing obligations which do not exceed, the greater of (x) $175 million and (y) 4% of Total Assets in aggregate principal amount at any one time outstanding;
(21)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(22)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(23)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(24)    Liens deemed to exist in connection with Investments in repurchase agreements permitted pursuant to Section 7.02; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(25)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(26)    banker’s liens, Liens that are statutory, common law or contractual rights of setoff and other similar Liens, in each case (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business;
(27)    Liens pursuant to any Loan Document;
(28)    Liens on Collateral securing Indebtedness incurred pursuant to Section 7.02(b)(20) (without duplication of any amounts that are secured pursuant to the Loan Documents), 7.02(b)(21) and 7.02(b)(22), in each case so long as such Indebtedness is subject to an Intercreditor Agreement (or Second Lien Intercreditor Agreement in the case of Permitted Junior Secured Refinancing Debt and such other Indebtedness pursuant to such sections as shall be intended to be secured on a second-lien basis);
(29)    Liens on the Equity Interest of Unrestricted Subsidiaries that secure Indebtedness of such Unrestricted Subsidiaries;
(30)    any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(31)    Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided, that such defeasance or satisfaction and discharge is not prohibited by this Agreement;
(32)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods or the installation or deployment of inventory, supplies or equipment in the ordinary course of business;
(33)    Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;
(34)    Liens solely on any cash earnest money deposits made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Agreement;
(35)    additional Liens securing Indebtedness of Parent and its Restricted Subsidiaries permitted pursuant to Section 7.02, so long as on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, Parent’s Consolidated Secured Leverage Ratio is less than or equal to 3.50 to 1.00 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01; provided, that any Liens on the Collateral incurred pursuant to this clause (35) shall be subject to an Intercreditor Agreement or a Second Lien Intercreditor Agreement;
(36)    Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of such Non-Guarantor Subsidiaries permitted pursuant to Section 7.02; and
(37)    Liens that secure Indebtedness related to letters of credit in amount not to exceed the greater of (x) $150 million and (y) 4% of Total Assets; provided, that such Liens granted pursuant to this clause (37) shall not attach to any portion of the Collateral.
For purposes of this Section 7.01, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

Section 7.02. Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a)    Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently, or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Parent will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Total Leverage Ratio of Parent and its Restricted Subsidiaries for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01 preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would not have been greater than 6.00 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom) provided, further, however, that Non-Guarantor Subsidiaries may not incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to this Section 7.02(a) if, after giving pro forma effect to such incurrence or issuance, more than, the greater of (x) $315 million and (y) 10% of Total Assets of Indebtedness or Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries is outstanding pursuant to this paragraph;
(b)    The provisions of Section 7.02(a) hereof shall not apply to:
(1)    Indebtedness of any Loan Party under the Loan Documents;
(2)    the incurrence by a Loan Party of Indebtedness represented by the Senior Notes (including any guarantee thereof);
(3)    Indebtedness of Parent or any of its Restricted Subsidiaries in existence on the Closing Date or the Amendment No. 5 Effective Date as described on Schedule 7.02(b);
(4)    Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred or issued by Parent or any of its Restricted Subsidiaries, to finance the purchase, lease, construction or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to refinance any such Indebtedness, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (4), does not exceed the greater of (x) $315 million and (y) 10% of the Total Assets determined at the time of incurrence;
(5)    Indebtedness incurred by Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;
(6)    Indebtedness arising from agreements of Parent or any of its Restricted Subsidiaries providing for indemnification, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(7)    Indebtedness of Parent to a Restricted Subsidiary or a Restricted Subsidiary to Parent or another Restricted Subsidiary; provided, that (i) any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by Parent, any Borrower or a Guarantor to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Obligations and (ii) any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by a Non-Guarantor Subsidiary to Parent, any Borrower or a Guarantor is pledged to the Administrative Agent pursuant to the terms of the Collateral Documents to the extent required thereby; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);
(8)    shares of Preferred Stock of a Restricted Subsidiary issued to Parent or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in such Preferred Stock being beneficially owned by a Person other than Parent or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Parent or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);
(9)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 7.02, exchange rate risk, commodity pricing risk or any combination thereof;
(10)    obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by Parent or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
(11)    Indebtedness or Disqualified Stock of Parent and Indebtedness, Disqualified Stock or Preferred Stock of any Borrower or Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed the greater of (x) $210 million and (y) 6.0% of Total Assets determined at the time of incurrence;
(12)    the incurrence by Parent or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under clause (a) of this Section 7.02 and clauses (2), (3), this clause (12), and clauses (13) and (21) of this Section 7.02(b), including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:
(A)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,
(B)    to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu, as the case may be, to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C)    shall not include Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrowers, Parent or a Guarantor.
(13)    Indebtedness, Disqualified Stock or Preferred Stock of (x) Parent or a Loan Party incurred to finance an acquisition or (y) Persons that are acquired by Parent or any Loan Party or merged into or consolidated with Parent or a Loan Party in accordance with the terms of this Agreement; provided that, after giving effect to such acquisition, merger or consolidation, either:
(A)    Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Leverage Ratio test set forth in Section 7.02(a), or
(B)    the Consolidated Total Leverage Ratio is less than or equal to the Consolidated Total Leverage Ratio immediately prior to such acquisition, merger or consolidation;
(14)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided, that such Indebtedness is extinguished within ten (10) Business Days of notice of its incurrence;
(15)    (A) any guarantee by Parent or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement and, in the case of the guarantee by a Loan Party of Indebtedness of Non-Guarantor Subsidiary, only to the extent that the related Investment is permitted, or (B) any guarantee by a Restricted Subsidiary of Indebtedness of Parent;
(16)    Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount not to exceed, the greater of (x) 10% of Total Assets determined at the time of incurrence and (y) $315 million at any one time outstanding;
(17)    Indebtedness of Parent or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;
(18)    Indebtedness consisting of Indebtedness issued by Parent or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Parent permitted under Section 7.05(e);
(19)    [Reserved];
(20)    Indebtedness incurred pursuant to any Standalone Letter of Credit Facility in an aggregate principal amount not to exceed, the greater of (x) $300 million and (y) 5% of Total Assets;
(21)    Indebtedness incurred pursuant to a Permitted Debt Offering so long as, at the time of the incurrence thereof, after giving effect thereto, the aggregate principal amount of such Indebtedness does not exceed the Maximum Incremental Facilities Amount;
(22)    Credit Agreement Refinancing Indebtedness;
(23)    Equity Interests (other than Disqualified Stock) of Capital LLC in connection with “UPREIT” or “DownREIT” acquisitions that do not constitute a Change of Control;

(24)    Indebtedness of Parent or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and
(25)    Indebtedness incurred pursuant to any Permitted Subordinated Note Financing in an aggregate principal amount not to exceed, the greater of (x) $200 million and (y) 4% of Total Assets.
(c)    For purposes of determining compliance with this Section 7.02, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) of Section 7.02(b) above or is entitled to be incurred pursuant to Section 7.02(a) hereof, Parent, in its sole discretion, will divide and/or classify on the date of incurrence and may later redivide and/or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or such paragraph.
Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.02.
For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed (whichever is lower), in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. For the avoidance of doubt and notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this Section 7.02 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.
The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
Notwithstanding anything to the contrary contained in this Section 7.02, Parent will not, and will not permit any Loan Party to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of such Loan Party, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Obligations or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the applicable Loan Party.
For the purposes of this Agreement, (a) Indebtedness that is unsecured is not deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured, and (b) Indebtedness is not deemed to be subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 7.03. Fundamental Changes. Neither Parent nor any of its Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)    any Restricted Subsidiary may merge or consolidate with (i) Parent or a Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided, that Parent or such Borrower shall be the continuing or surviving Person; or (ii) one or more other Restricted Subsidiaries; provided, that when any Person that is a Loan Party is merging with a Restricted Subsidiary under this clause (a)(ii), a Loan Party shall be the continuing or surviving Person;
(b)    (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party; and (ii) any Subsidiary may liquidate or dissolve into its parent if Parent determines in good faith that such action is in the best interest of Parent and its Subsidiaries as a whole and is not materially disadvantageous to the Lenders;
(c)    Parent or any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Parent or any Restricted Subsidiary; provided, that if the transferor in such a transaction is a Borrower or a Guarantor, then the transferee must be Parent, a Borrower or a Guarantor and; provided, further, that at least one Borrower shall remain after such transaction; and
(d)    so long as no Default exists or would result therefrom, Parent or a Borrower may merge or consolidate with any other Person; provided, that (i) Parent or such Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation (any such Person, the “Successor Company”) is not Parent or such Borrower, (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) in the case of a Successor Company for a Borrower, each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee and its pledges and other obligations under the Collateral Documents shall apply to the Successor Company’s obligations under the Loan Documents, including, to the extent reasonably requested by the Administrative Agent, by executing amendments or supplements to the Security Agreement, any Mortgage and any other Collateral Documents, and (D) Parent shall have delivered to the Administrative Agent (i) an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and (ii) such other certificates and other documentation as reasonably requested by the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the applicable Borrower under this Agreement;
(e)    so long as no Default exists or would result therefrom, a Guarantor may merge or consolidate with any other Person; provided, that (i) such Guarantor shall be the continuing or surviving corporation or (ii) if the Successor Company is not such Guarantor, (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of such Guarantor under this Agreement and the other Loan Documents to which such Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (C) such Guarantor shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Guarantor under this Agreement;
(f)    so long as no Default exists or would result therefrom, Parent, a Borrower or any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.05; and

(g)    so long as no Default exists or would result therefrom, Parent or any Restricted Subsidiary may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.04.
Section 7.04. Dispositions. Parent shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Disposition, except:
(a)    any disposition of cash, Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out equipment or other assets, or assets no longer used or useful in the business of Parent and the Restricted Subsidiaries in the reasonable opinion Parent, in each case, in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or any lease of advertising space, in each case in the ordinary course of business;
(b)    the disposition of all or substantially all of the assets of Parent or a Restricted Subsidiary in a manner permitted pursuant to Section 7.03 (other than clause (g) thereof);
(c)    the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.05 or any Permitted Investment;
(d)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by Parent) not to exceed, the greater of (x) $10,500,000 and (y) 0.50% of Total Assets;
(e)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Parent or by Parent or a Restricted Subsidiary to another Restricted Subsidiary; provided, that any transfer from a Loan Party shall be to another Loan Party;
(f)    to the extent qualifying for non-recognition under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(g)    the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
(h)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(i)    foreclosures on assets or Dispositions of asset required by Law, governmental regulation or any Governmental Authority;
(j)    sales of accounts receivable, or participations therein, and related assets in connection with any Receivables Facility;
(k)    any financing transaction (excluding by way of a Sale and Lease-Back Transaction) with respect to property built or acquired by Parent, or any of its Restricted Subsidiaries after the Closing Date;
(l)    the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business (other than exclusive, world-wide licenses that are longer than three (3) years);
(m)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(n)    the lapse or abandonment of intellectual property rights or assets in the ordinary course of business which, in the reasonable good faith determination of Parent, are not material to the conduct of the business of Parent and its Restricted Subsidiaries taken as a whole;

(o)    an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, policies, contracts or arrangements established in the ordinary course of business or approved by Parent in good faith;
(p)    any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(q)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(r)    dispositions of limited partnership or equivalent Equity Interests of Capital LLC for consideration at the time of any such disposition at least equal to the fair market value (as determined in good faith by Parent) of the interests disposed of, in each case in connection with “UPREIT” or “DownREIT” acquisitions that do not constitute a Change of Control;
(s)    dispositions for at least fair market value of any property the disposition of which is necessary for Parent to qualify, or maintain its qualification, as a REIT for U.S. federal income tax purposes, in each case, in Parent’s good faith determination;
(t)    the granting of Liens not prohibited by this Agreement;
(u)    Dispositions of Investments in and the property of joint ventures (to the extent any such joint venture constitutes a Restricted Subsidiary) so long as the aggregate fair market value (determined, with respect to each such Disposition, as of the time of such Disposition) of all such Dispositions does not exceed, the greater of (x) $10,500,000 and (y) 0.50% of Total Assets;
(v)    Dispositions (including by way of any Sale and Lease-Back Transaction) with respect to which (1) Parent or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Disposition at least equal to the fair market value (as determined in good faith by Parent) of the assets sold or otherwise disposed of; and (2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, that the amount of:
(i)    any liabilities (as shown on Parent’s most recent consolidated balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on any Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Parent) of Parent or such Restricted Subsidiary (other than, in each case, any liabilities that are by their terms subordinated to the Obligations) to the extent such liabilities are (x) assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Disposition) and (y) for which Parent and all such Restricted Subsidiaries have been validly released,
(ii)    any notes or other obligations or securities received by Parent or any such Restricted Subsidiary from such transferee that are converted by Parent or any such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within one hundred and eighty (180) days following the receipt thereof, and
(iii)    any Designated Non-Cash Consideration received by Parent or such Restricted Subsidiary in such Disposition having an aggregate fair market value (as determined in good faith by Parent), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (a) the amount of the cash received (less the cost of disposition, if any) and (b) the initial amount of such Designated Non-Cash Consideration) not to exceed $200 million, with the fair market value (as determined in good faith by Parent) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall, in the case of clauses (i), (ii) and/or (iii) above, be deemed to be cash for purposes of this provision and for no other purpose;
(w)    Permitted Asset Swaps;
(x)    Dispositions in the ordinary course of business whereby Parent or any of its Restricted Subsidiaries purchases, installs and/or maintains assets on behalf of another Person, and transfers such assets to such Person upon installation or at the end of a specified period of time;
(y)    Dispositions of non-core assets acquired after the Amendment No. 2 Effective Date in connection with any acquisition permitted hereunder which, within 180 days of the date of such acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Restricted Subsidiaries or any of their respective businesses; provided that no Event of Default has occurred and is continuing on the date of the Disposition; and
(z)    Dispositions by a Restricted Subsidiary that in the good faith determination of the Parent are necessary or advisable to effect any Permitted Subordinated Note Financing.
Section 7.05. Restricted Payments. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Parent, or (y) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities; (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Parent, or to the extent held by a Person other than Parent or a Restricted Subsidiary, Capital LLC, including in connection with any merger or consolidation; (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness or unsecured Indebtedness other than the payment, redemption, repurchase, defeasance, acquisition or retirement of: (x) Indebtedness permitted under Section 7.02(b)(7); or (y) the purchase, repurchase or other acquisition of Subordinated Indebtedness or unsecured Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as “Restricted Payments”), except as follows:
(a)    so long as no Default shall have occurred and be continuing or would occur as a consequence thereof and Parent shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01, Restricted Payments, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries after the Closing Date pursuant to Section 7.05(b) in an aggregate amount not to exceed the Available Amount;
(b)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;
(c)    the redemption, repurchase, retirement or other acquisition of any Equity Interests of Parent or Capital LLC, or of Subordinated Indebtedness or unsecured Indebtedness of any Loan Party, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a

Restricted Subsidiary or to an employee stock ownership plan or any trust established by Parent) of, Equity Interests of Parent (other than Disqualified Stock) (collectively, the “Refunding Capital Stock”);
(d)    the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness or unsecured Indebtedness of a Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent issuance of, new Indebtedness of a Borrower or a Guarantor, as the case may be, which is incurred in compliance with Section 7.02 so long as:
(i)    the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of, plus any accrued and unpaid interest on, the Subordinated Indebtedness or unsecured Indebtedness being so purchased, redeemed, defeased, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or unsecured indebtedness being so purchased, redeemed, defeased, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;
(ii)    such new Indebtedness is subordinated to the Loans or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness or unsecured Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value;
(iii)    such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or unsecured Indebtedness being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired; and
(iv)    such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or unsecured Indebtedness being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired;
(e)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Parent held by any future, present or former employee, director or consultant of Parent or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this Section 7.05(e) do not exceed in any calendar year, the greater of (x) $26,250,000 million and (y) 1% of Total Assets (with unused amounts in any calendar year being carried over for one additional calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:
(i)    the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Parent to members of management, directors or consultants of Parent or any of its Subsidiaries that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of the Available Amount; plus
(ii)    the cash proceeds of key man life insurance policies received by Parent or any Restricted Subsidiary after the Closing Date; less
(iii)    the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.05(e); and provided, further, that cancellation of Indebtedness owing to Parent or any Restricted Subsidiary from members of management of Parent or any of Parent’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provision of this Agreement;
(f)    repurchases of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;
(g)    so long as no Default shall have occurred and be continuing or would occur as a consequence thereof, Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this Section 7.05(g), not to exceed $210 million;
(h)    distributions or payments of Receivables Fees;
(i)    the repurchase, redemption or other acquisition for value of Equity Interests of Parent deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Parent or its Subsidiaries, in each case, permitted under this Agreement;
(j)    so long as no Default shall have occurred and be continuing or would occur as a consequence thereof, the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Parent or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);
(k)    the Purging Distributions so long as Parent is pursuing the REIT Election in good faith; provided, that (i) no such dividend or distribution shall be permitted under this clause (k) to the extent an Event of Default of the type described in Section 8.01(a) or (f) has occurred and is continuing or the Obligations have been accelerated following any other Event of Default, unless such dividend or distribution is being made with the proceeds of the IPO and (ii) the aggregate amount of the Purging Distributions to be paid in cash in reliance on this clause (k) shall not exceed 20% of the aggregate value of all Purging Distributions;
(l)    for any taxable period in which the taxable income of Parent and/or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of Parent is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that Parent and the applicable Subsidiaries, in the aggregate, would have been required to pay in respect of such taxable income if such entities were a standalone group of corporations separate from such Tax Group (it being understood and agreed that, if Parent or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (l)); provided, that, from and after the execution of the tax matters agreement in connection with the IPO and the Separation, and while such tax matters agreement remains in effect, payments in respect of any taxes pursuant to this clause (l) shall not exceed the amounts required to be paid in respect of such taxes pursuant to such tax matters agreement;
(m)    the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with Section 7.02;
(n)    so long as no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, any Restricted Payment to fund the Transfers, so long as any Restricted Payments relating thereto are made in connection with or in anticipation of the Separation, so long as Parent is pursuing the Separation in good faith;
(o)    any Restricted Payment to fund the Transactions (including the Transfers) and the Purging Distribution to the extent funded with the proceeds of the IPO, so long as any Restricted Payments relating thereto are made in connection with or in anticipation of the Separation, so long as Parent is pursuing the Separation in good faith;
(p)    payments of cash, or dividends, distributions or advances by Parent or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(q)    mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible hereunder; and
(r)    the purchase, repurchase or other acquisition of Subordinated Indebtedness or unsecured Indebtedness in an amount not to exceed, the greater of (x) $26,250,000 and (y) 1% of Total Assets.
Notwithstanding the foregoing, following the REIT Election, Parent may declare or pay any dividend or make any distribution on or in respect of shares of Parent’s Capital Stock, in each case constituting a Restricted Payment, to holders of such Capital Stock to the extent that Parent believes in good faith that it qualifies as a REIT and that the declaration or payment of a dividend or making of a distribution in such amount is necessary to maintain Parent’s status as a REIT for any taxable year, with such dividend to be paid or distribution to be made as and when determined by Parent, whether during or after the end of the relevant taxable year; provided, that (i) no such dividend or distribution shall be permitted under this paragraph to the extent that an Event of Default of the type described in Section 8.01(a) or (f) has occurred and is continuing or the Obligations have been accelerated following any other Event of Default and (ii) two consecutive dividends or distributions pursuant to this paragraph shall not be permitted during the pendency of any individual Event of Default.
Section 7.06. Investments. Parent shall not, nor shall Parent permit any of its Restricted Subsidiaries to, directly or indirectly make an Investment other than any Permitted Investment.
Parent will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary other than as permitted pursuant to Section 6.14. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if an Investment in such amount would be permitted at such time, pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”
Section 7.07. Transactions with Affiliates.
(a)    Parent shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $26,250,000 unless: (i) such Affiliate Transaction is on terms that are not materially less favorable to Parent or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Person with an unrelated Person on an arm’s-length basis; (ii) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $52,500,000 is approved by a majority of the board of directors (or equivalent body) of Parent; and (iii) Parent delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of, the greater of (x) $78,750,000 and (y) 2% of Total Assets, an opinion as to the fairness to Parent or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.
(b)    The foregoing provisions will not apply to the following:
(1)    transactions between or among Parent or any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary as a result of, or in connection with, such transaction, so long as neither such Person nor the selling entity was an Affiliate of Parent or any Restricted Subsidiary prior to such transaction);
(2)    Restricted Payments permitted to be made pursuant to Section 7.05 and Investments permitted to be made pursuant to Section 7.06;

(3)    the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;
(4)    any agreement or arrangement (i) as in effect as of the Closing Date or (ii) anticipated to be entered into in connection with the Separation and/or the IPO, in each case, as set forth on Schedule 7.07, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement, as determined in good faith by Parent) and any transaction contemplated thereby, as determined in good faith by Parent;
(5)    the Transactions and the payment of all fees and expenses related to the Transactions;
(6)    transactions with customers (including leases and other arrangements for the use of advertising space), clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to Parent and its Restricted Subsidiaries, in the reasonable determination of the board of directors (or equivalent body) of Parent or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(7)    the issuance or transfer of Equity Interests (other than Disqualified Stock) of Parent;
(8)    sales (including in the form of capital contributions) of accounts receivable, or participations therein, and related assets in connection with any Receivables Facility and related servicing arrangements, performance undertakings and other Affiliate Transactions that are customary in connection with Receivables Facilities;
(9)    payments or loans (or cancellation of loans) to employees, directors or consultants of Parent or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by Parent in good faith;
(10)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;
(11)    transactions with respect to which Parent or any Restricted Subsidiary, as the case may be, has obtained a letter from an Independent Financial Advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.07(a)(i);
(12)    the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of directors (or equivalent body) of Parent in good faith;
(13)    any contribution to the capital of Parent (other than in consideration of Disqualified Stock); and
(14)    the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in this Agreement.

Section 7.08. Burdensome Agreements. Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(1)     (a) pay dividends or make any other distributions to Parent or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to Parent or any Restricted Subsidiary;
(2)    make loans or advances to Parent or any Restricted Subsidiary; or
(3)    sell, lease or transfer any of its properties or assets to Parent or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:
(b)    contractual encumbrances or restrictions (i) in effect on the Closing Date or in the Senior Notes Indenture or (ii) to the extent not in effect on the Closing Date, set forth on Schedule 7.08 hereto or in any other agreement governing Indebtedness permitted hereunder to the extent not materially more restrictive (when taken as a whole) for Parent and its Restricted Subsidiaries than one or both of the Loan Documents and/or the Senior Notes Indenture;
(c)    the Loan Documents;
(d)    purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature described in clause (3) above on the property so acquired or leased;
(e)    applicable law or any applicable rule, regulation or order;
(f)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into Parent or any Restricted Subsidiary in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;
(g)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Parent, that impose restrictions solely on the assets to be sold;
(h)    Secured Indebtedness otherwise permitted to be incurred under Sections 7.01 and 7.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(i)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(j)    other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Closing Date under Section 7.02;
(k)    customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;
(l)    customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business;
(m)    any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through

(k) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;
(n)    restrictions created in connection with any Receivables Facility that, in the good faith determination of Parent are necessary or advisable to effect such Receivables Facility; and
(o)    customary provisions in connection with “UPREIT” or “DownREIT” acquisitions.
Section 7.09. Financial Covenant. As long as any Revolving Credit Commitment remains outstanding, Parent shall not permit the Consolidated Net Secured Leverage Ratio as of the last day of any Test Period to be higher than 4.50 to 1.00 (such ratio the “Maximum Consolidated Net Secured Leverage Ratio”); provided, that (a) solely for the purpose of calculating the Consolidated Net Secured Leverage Ratio for purposes of determining compliance with this Section 7.09, for any Test Period that includes (i) the fiscal quarter ended June 30, 2020, Consolidated EBITDA for such fiscal quarter shall be deemed to be the amount of Consolidated EBITDA for the fiscal quarter ended June 30, 2019 as set forth on the Compliance Certificate delivered to the Administrative Agent for each Test Period including such fiscal quarter (and not the Consolidated EBITDA for the fiscal quarter ended June 30, 2020) and (ii) the fiscal quarter ended September 30, 2020, Consolidated EBITDA for such fiscal quarter shall be deemed to be the amount of Consolidated EBITDA for the fiscal quarter ended September 30, 2019 as set forth on the Compliance Certificate delivered to the Administrative Agent for each Test Period including such fiscal quarter (and not the Consolidated EBITDA for the fiscal quarter ended September 30, 2020), and (b) for the period commencing on the Amendment No. 6 Effective Date through and including September 30, 2021, no Loan Party shall, and no Loan Party shall permit any of its Restricted Subsidiaries, to make any Restricted Payment pursuant to Section 7.05 of the Credit Agreement (other than pursuant to clauses (a) (solely with respect to existing payment obligations in respect of Equity Interests issued by any Subsidiary in connection with a “DownREIT” acquisition), (c), (d), (e), (f), (h), (l), (m) and (p) and those necessary to maintain Parent’s status as a REIT for any taxable year, including, for the avoidance of doubt, any payment on or in respect of any class of Capital Stock of the Parent that is required to be made prior to the payment of a dividend or distribution on or in respect of any other class of Capital Stock of the Parent that is directly required in order to maintain Parent’s status as a REIT (in accordance with the last sentence of Section 7.05)) unless otherwise agreed in writing in advance by the Required Class Lenders under the Revolving Credit Facility in their sole discretion.
The provisions of this Section 7.09 are for the benefit of the Revolving Credit Lenders only and the Required Class Lenders for the Revolving Credit Facility may amend, waive or otherwise modify this Section 7.09 or the defined terms used for purposes of this Section 7.09 (but solely for such purposes) or waive any Default resulting from a breach of this Section 7.09 without the consent of any Lenders other than such Required Class Lenders in accordance with the provisions of clause (v) of the second proviso of Section 10.01.
Section 7.10. Accounting Changes. Parent shall not make any change in its fiscal year; provided, however, that Parent may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Parent and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
Section 7.11. Change in Nature of Business. Parent shall not, nor shall Parent permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Parent and its Restricted Subsidiaries on the Closing Date or any Similar Business.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
Section 8.01. Events of Default. Any of the following shall constitute an event of default (an “Event of Default”):
(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. Parent fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.03(a) or 6.05(a) (solely with respect to Parent and the Borrowers), Section 6.16, or Article VII; provided, that a Default as a result of a breach of Section 7.09 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term Loans, Incremental Term Loans or Extended Term Loans unless and until the Revolving Credit Lenders have declared all amounts outstanding under the Revolving Credit Facility to be immediately due and payable and all outstanding Revolving Credit Commitments to be immediately terminated, in each case in accordance with this Agreement (the “Term Loan Standstill Period”); or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days following the date a Responsible Officer of Parent becomes aware of such failure; or
(d)    Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of Parent or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or
(e)    Cross-Default. Parent, any Borrower, or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (including any outstanding letters of credit thereunder, but other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs that would constitute a default under such Indebtedness (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made or require cash collateralization thereof, prior to its stated maturity; provided, that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any Material Non-Guarantor Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Loan Party or Material Non-Guarantor Subsidiary and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any Loan Party or Material Non-Guarantor Subsidiary or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or any Loan Party or any

Material Non-Guarantor Subsidiary becomes unable or fails generally to pay its debts as they become due; or
(g)    Judgments; Attachments. (i) There is entered against any Loan Party or any Material Non-Guarantor Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not disputed coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or (ii) in respect of an obligation in excess of the Threshold Amount, any writ or warrant of attachment or execution or similar process is otherwise issued or levied against all or any material part of the property of the Loan Parties and any Material Non-Guarantor Subsidiary, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
(h)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.03 or 7.04) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or
(i)    Change of Control. There occurs any Change of Control; or
(j)    Collateral Documents. Any Collateral Document after delivery thereof, including any Collateral Document delivered pursuant to Section 6.11 or 6.13, shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral, subject to Liens permitted under Section 7.01, (i) except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (ii) except for any failure due to foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than pledges made under Laws of the applicable jurisdiction of formation of such Foreign Subsidiary); or
(k)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of a Loan Party, a Restricted Subsidiary or any ERISA Affiliate under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to any Foreign Plan, a termination, withdrawal or noncompliance with applicable Law or plan terms, except as would not reasonably be expected to have a Material Adverse Effect.
Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions (or, to the extent such Event of Default solely comprises a Financial Covenant Event of Default, prior to the expiration of the Term Loan Standstill Period, at the request of the Required Class Lenders with respect to the Revolving Credit Facility only, and in such case only with respect to the Revolving Credit Loans, Revolving Credit Commitments, Swing Line Loans, and any Letters of Credit):

(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
(c)    require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; provided, that upon the entry of an order for relief with respect to Parent or either Borrowers under the United States Bankruptcy Code (11 U.S.C. § 101, et seq), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrowers to Cash Collateralize, on a joint and several basis, the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by applicable Law):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Borrowers that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been paid in full, as directed by Parent or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, as directed by Parent.
ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS
Section 9.01. Appointment and Authority.
(a)    Each of the Lenders and the L/C Issuers hereby irrevocably appoints Morgan Stanley to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers, and neither Parent nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
(b)    The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.
Section 9.02. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 9.03. Exculpatory Provisions. The Administrative Agent and Arrangers shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and Arrangers:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(d)    The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02), in each case in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by any Borrower, a Lender or an L/C Issuer.
(e)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or an L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.06. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such

Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.07. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Parent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Parent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Parent and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by Morgan Stanley as Administrative Agent pursuant to this Section 9.07 shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
Section 9.08. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.
Section 9.09. Collateral and Guaranty Matters. Each of the Lenders (including in its capacity as a potential Hedge Bank) and each L/C Issuer irrevocably authorize the Collateral Agent:
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements, except as to amounts that are due and payable thereunder for which the Administrative Agent has received a written notice from the applicable Hedge Bank) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes “Excluded Assets” (as such term is defined in the Security Agreement), (iv) if approved, authorized or ratified in writing in accordance with Section 10.01, (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) below or (vi) upon the terms of the Collateral Documents or the Intercreditor Agreement (if in effect), Second Lien Intercreditor Agreement (if in effect), or any other intercreditor agreement entered into pursuant hereto.
(b)    to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, or becomes an Excluded Subsidiary or an Unrestricted Subsidiary or (ii) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements, except as to amounts that are due and payable thereunder for which the Administrative Agent has received a written notice from the applicable Hedge Bank) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer); and
(c)    to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(6) (but solely in the case of Indebtedness incurred pursuant to clause (4) of Section 7.02(b)).
Upon request by the Administrative Agent or the Collateral Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. The Administrative Agent or the Collateral Agent, as applicable, will, at the Borrowers’ expense, execute and deliver to Parent such documents as Parent may reasonably request to evidence the release of any item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release any Loan Party from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

Notwithstanding the foregoing, if, in compliance with the terms and provisions of Section 7.04 hereof, any portion of the Collateral is sold or otherwise transferred to a Person or Persons, none of which is a Loan Party, then (i) such portion of the Collateral shall, upon the consummation of such sale or transfer, be automatically released from the Lien of the Collateral Agent pursuant to any Collateral Document and (ii) if the aggregate fair market value of the portion of the Collateral so sold or otherwise transferred exceeds $5 million, Parent will promptly deliver to the Administrative Agent a notice of the consummation of such sale or other transfer, certifying that such sale was made in compliance with Section 7.04 hereof.
The Lenders hereby authorize the Administrative Agent and Collateral Agent, as applicable, to enter into any Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and the Lenders acknowledge that any such intercreditor agreement shall be binding upon the Lenders. The Administrative Agent and Collateral Agent, as applicable, agree, upon the request of Parent and at the Borrowers’ expense, to negotiate in good faith and enter into any Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement.
Section 9.10. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the “syndication agents,” “documentation agents,” “co-managers,” “joint bookrunners” or “joint lead arrangers” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
Section 9.11. Treasury Services Agreements and Secured Hedge Agreements. Except as expressly provided for herein with respect to any Designated Issuing Bank, no Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Services Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank, as the case may be.
Section 9.12. Withholding Tax. To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.12, include any Swing Line Lender and any L/C Issuer.

ARTICLE X
MISCELLANEOUS
Section 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and such Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)    postpone any date scheduled for, or reduce or forgive the amount of, any scheduled payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);
(c)    reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or L/C Borrowing or to whom such fee or other amount is owed; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
(d)    subject to the third paragraph of this Section 10.01, change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.06(b), 2.13, 8.03 or 10.06 (with respect to assignments by the Borrowers), without the written consent of each Lender;
(e)    change the definition of “Required Class Lenders” without the written consent of each Lender in the affected Class;
(f)    other than in connection with a transaction permitted under Section 7.03 or 7.04, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(g)    other than in connection with a transaction permitted under Section 7.03 or 7.04, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;
(h)    without the written consent of the Required Class Lenders, adversely affect the rights of a Class in respect of payments or Collateral in a manner different to the effect of such amendment, waiver or consent on any other Class,
(i)    without the written consent of any Designated Issuing Bank, change any of the definitions of “Required Lenders”, “Required Class Lenders” or “Secured Parties” or any of the provisions of Section 8.02, Section 8.03, this Section 10.01, Section 10.06(a) or Article 11 in a manner that is materially adverse to such Designated Issuing Bank if such impact is disproportionate to the effect on the Lenders,
(j)    without the written consent of any Agent or Arranger, change any of such Agent or Arranger’s rights or obligations under this Agreement, or

(k)    without the written consent of any Required Class Lenders of the Revolving Credit Lenders, waive any condition set forth in Section 4.02 in connection with the Borrowing of any Revolving Credit Loans; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iv) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) no amendment, waiver or consent shall be made to modify Section 7.09 or any definition related thereto (as any such definition is used for purposes of Section 7.09) or waive any Default or Event of Default resulting from a failure to perform or observe the requirements of Section 7.09 without the written consent of the Required Class Lenders under the Revolving Credit Facility; provided, however, that the waivers described in this clause (v) shall not require the consent of any Lenders other than the Required Class Lenders under such Facility; and provided, further, that (A) the Borrowers and the Administrative Agent shall be permitted to enter into an amendment, supplement, modification, consent or waiver to cure any ambiguity, omission, defect, mistake or inconsistency in any Loan Document without the prior written consent of the Required Lenders and (B) guarantees and collateral security documents and related documents executed by the Loan Parties in connection with this Agreement may be amended, restated, amended and restated, supplemented or waived without the consent of any Lender if such amendment, restatement, amendment and restatement, supplement or waiver is delivered in order to (1) comply with local law or advice of local counsel, (2) cure ambiguities, omissions, mistakes, defects or inconsistencies or (3) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended, (ii) the maturity date of any Loan held by such Lender may not be extended and (iii) the principal or interest in respect of any Loans held by such Lenders shall not be reduced or forgiven, in each case without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Parent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. Notwithstanding the foregoing, this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the applicable Swing Line Lender (or Swing Lien Lenders) and Parent so long as the Obligations of the Revolving Credit Lenders and, if applicable, any other Swing Line Lender are not affected thereby. Notwithstanding anything to the contrary herein, this Agreement and the other Loan Documents may be amended as set forth in Section 2.14, Section 2.15 and Section 2.16.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, Parent may replace such non-consenting Lender in accordance with Section 10.13; provided, that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Parent to be made pursuant to this paragraph).

Section 10.02. Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing (including by electronic communication) and shall be delivered as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to Parent or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any Lender or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender or L/C Issuer on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to a Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of Parent or the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender and L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Parent and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by the Agents, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of Parent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Parent in the absence of gross negligence or willful misconduct by such Person. All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent, may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.04. Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrowers shall pay, on a joint and several basis, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable and documented out-of-pocket expenses incurred by an L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) after the occurrence and during the continuance of an Event of Default, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights in connection with this Agreement and the Loans made or Letters of Credit issued hereunder, including all out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that reasonable fees and disbursements of outside counsel shall be limited to (x) one primary counsel for the Administrative Agent and the Lenders and, if reasonably required by the Administrative Agent, local or specialist counsel and (y) one additional counsel for the Lenders (unless there is an actual or perceived conflict of interest that requires separate representation for any Lender, in which case those Lenders similarly affected shall, as a whole, be entitled to one separate counsel) and, to the extent reasonably necessary, local or specialist counsel.
(b)    Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Agent and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party or any of the Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or (B) any material breach of the obligations of such Indemnitee under the Loan Documents, or (y) any proceeding that does not involve an act or omission by Parent or any Restricted Subsidiary and that is brought by an Indemnitee against another Indemnitee (other than disputes involving claims against any Agent in its capacity as such).

(c)    Reimbursement by Lenders. To the extent that either Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(e).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this clause (d) shall limit the Borrower’s indemnity obligations under this Section 10.04 in respect of any claims made by third parties for any special, indirect, consequential or punitive damages. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
Section 10.05. Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.
Section 10.06. Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, and the Designated Issuing Bank (and its assigns), except that (other than as permitted pursuant to Section 7.03), no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b); (ii) by way of participation in accordance with the provisions of Section 10.06(d); or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) or (iv) to an SPC in accordance with the provisions of Section 10.06(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than (i) the parties hereto, (ii) their respective successors and assigns permitted hereby, (iii) Participants to the extent provided in clause (d) of this Section and, (iv) to the extent expressly contemplated hereby, (x) the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders and (y) the Designated Issuing Bank (and its assigns)) any legal or equitable right, remedy or claim under or by reason of this Agreement. For the avoidance of doubt, the Designated Issuing Bank shall be a third party beneficiary of this Agreement solely with respect to all rights, benefits and privileges herein in respect of it or its Standalone Letter of Credit Facility set forth in this Section 10.06, Section 8.02, Section 8.03, Section 10.15, Section 10.16 and Section 10.17 and shall have all of the rights and benefits of a third-party beneficiary only in respect of the foregoing provisions.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (or Commitments) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million, in the case of any assignment in respect of the Revolving Credit Facility, or $1 million, in the case of any assignment in respect of Term Loans, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or (f) has occurred and is continuing, Parent otherwise consents; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under each applicable Facility, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations under one Facility on a non-pro rata basis relative to its rights and obligations under another Facility;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:
(A)    the consent of Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or (f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment (and associated Revolving Credit Loans and participations in L/C Obligations and in Swing Line Loans) if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
(C)    the consent of the L/C Issuers and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to Parent or any of Parent’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Parent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 3.01, 3.04, 3.05 and 10.04 with respect to amounts payable thereunder and accruing for such Lender’s benefit but not paid prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Parent and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Parent, the Borrowers, the Administrative Agent, any L/C Issuer or any Swing Line Lender, sell participations to any Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to clause (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 10.13 and the Participant’s compliance with Section 3.01(d)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the Borrowers and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided, that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any loans are in registered form for U.S. federal income tax purposes.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results in a Change in Law that occurs after the Participant acquired the applicable participation.
(f)    Certain Pledges. Any Lender may at any time, without consent or notice, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note,

if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Parent (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan; (ii) any grant of such an option to any SPC shall not constitute a novation, if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, and in no event shall any Granting Lender be released from its obligations hereunder. Each party hereto hereby agrees that (i) each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 10.13) to the same extent as if it were a Granting Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided, that an SPC shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Granting Lender would have been entitled to receive with respect to the SPC granted to such SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable; and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Parent and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the related Granting Lender; and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(h)    Resignation as L/C Issuer after Assignment or Termination. Notwithstanding anything to the contrary contained herein, if at any time (i) any L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b) or (ii) Parent agrees (in its sole discretion) to terminate the entire amount of the L/C Commitments of any L/C Issuer, in each case, such L/C Issuer may, subject to the remainder of this paragraph, upon thirty (30) days’ notice to Parent and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Parent shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Parent to appoint any such successor shall affect the resignation of such L/C Issuer. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of such L/C Issuer hereunder with respect to all Letters of Credit issued by such L/C Issuer and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.
(i)    Resignation as Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Morgan Stanley assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Morgan Stanley may, subject to the remainder of this paragraph, upon thirty (30) days’ notice to Parent and the Lenders, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, Parent shall be entitled to appoint from among the Lenders a Swing Line Lender hereunder; provided, however, that no failure by Parent to appoint any such successor shall affect the resignation of Morgan Stanley as Swing Line Lender. If Morgan Stanley resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.
(j)    Affiliated Lenders. Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans of any Class hereunder to Parent or any of its Subsidiaries, but only if:
(i)    such assignment is made pursuant to (x) a Dutch Auction open to all Term Lenders of the applicable Class on a pro rata basis or (y) an open-market purchase;
(ii)    no Default or Event of Default has occurred or is continuing or would result therefrom;
(iii)    any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by Parent or any of its Subsidiaries; and
(iv)    Parent and its Subsidiaries do not use the proceeds of the Revolving Credit Facility (whether or not the Revolving Credit Facility has been increased pursuant to Section 2.14 or otherwise modified pursuant to Section 2.15 or 2.16) to acquire such Term Loans.
Section 10.07. Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the disclosing party shall be liable for the failure of any such Persons to adhere to the requirements of this Section 10.07); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of Parent; (h) on a confidential basis to (i) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (ii) any rating agency in connection with rating the Borrowers or their Subsidiaries; and (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than Parent that is not itself, to the knowledge of such Person, in breach of a confidentiality obligation to Parent or any Subsidiary in connection with the disclosure of such Information.
For purposes of this Section, “Information” means all information received from Parent or any Subsidiary relating to Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by Parent or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning Parent or a Subsidiary, as the case may be; (b) it has developed compliance procedures regarding the use of material non-public information; and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.
Section 10.08. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to Parent, any such notice being waived by Parent (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify Parent and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.
Section 10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 10.10. Counterparts; Effectiveness. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or email pdf of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or email pdf be confirmed by a manually signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or email pdf. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
Section 10.11. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Section 10.12. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
Section 10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, if any Lender shall fail to consent to any amendment or waiver requested by the Borrowers in accordance with the last paragraph of Section 10.01 or if any other circumstance exists hereunder that gives Parent the right to replace a Lender as a party hereto, then Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)    the Administrative Agent shall have received the assignment fee specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances and, other than in the case of a Defaulting Lender, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, any premium thereon (assuming for this purpose that the Loans of such Lender were being prepaid) from the assignee and any amounts payable by the Borrowers pursuant to Section 3.01, 3.04 or 3.05 from the Borrowers (it being understood that the Assignment and Assumption relating to such assignment shall provide that any interest and fees that accrued prior to the effective date of the assignment shall be for the account of the replaced Lender and such amounts that accrue on and after the effective date of the assignment shall be for the account of the replacement Lender);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Parent to require such assignment and delegation cease to apply. Each Lender agrees that, if Parent elects to replace such Lender in accordance with this Section 10.13, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided, that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.
Notwithstanding the foregoing, if Parent elects to replace a Lender in connection with a Repricing Transaction, such Lender shall be entitled to the Prepayment Premium paid in accordance with Section 2.05(a)(iv).
Section 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby; and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Parent and the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.15. GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR ANY APPELLATE COURT FROM ANY SUCH COURT, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender, the Swing Line Lenders and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.06 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.03.
Section 10.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and the other Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders, are arm’s-length commercial transactions between the Borrowers, the other Loan Parties their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders, on the other hand, (ii) each of Parent and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of Parent and each of the other Loan Parties are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, the other Loan Parties or any of their respective Affiliates, or any other Person; and (ii) neither the Administrative Agent, the Arrangers, the L/C Issuer nor the Lenders have any obligation to the Borrowers, the other Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the L/C Issuer, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers, the L/C Issuer nor the Lenders have any obligation to disclose any of such interests to the Borrowers, the other Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and each of the other Loan Parties hereby waive and release any claims that it may have against the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
Section 10.20. USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and tax identification number of each Loan Party and other information regarding each Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act and the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the USA Patriot Act and the Beneficial Ownership Regulation and is effective as to the Lenders and the Administrative Agent. Parent shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.
Section 10.21. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.22. Joint and Several Liability of the Borrowers.
(a)    Each Borrower agrees that it is jointly and severally liable for the obligations of the other Borrower under the Loan Documents, including with respect to the payment of principal of and interest on all Loans and the payment of fees and indemnities and reimbursement of costs and expenses. Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent, the Collateral Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the obligations under the Loan Documents, it being the intention of the parties hereto that all such obligations shall be the joint and several obligations of the Borrowers without preferences or distinction between them. If and to the extent that either Borrower shall fail to make any payment with respect to any of the obligations under the Loan Documents as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such obligations. Each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the Loans made under this Agreement, notice of the occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the Collateral Agent or the Lenders under or in respect of any of the obligations under the Loan Documents, any requirement of diligence or to mitigate damages and, generally, all demands, notices and other formalities of every kind in connection with this Agreement, except for any demands, notices and other formalities expressly required under the terms of this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the obligations under the Loan Documents, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent, the Collateral Agent or the Lenders at any time or times in respect of any default (including any Default or Event of Default) by the other Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent, the Collateral Agent or the Lenders in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of either Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent, the Collateral Agent or the Lenders, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 10.22, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 10.22, it being the intention of each Borrower that, so long as any of the obligations under the Loan Documents remain unsatisfied, the obligations of such Borrower under this Section 10.22 shall not be discharged except by performance and then only to the extent of such performance. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of the other Borrower. With respect to each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the obligations under the Loan Documents shall have been paid in full in cash (other than contingent indemnification obligations that are not yet due and payable or as to which no claim has been asserted) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent, the Collateral Agent and/or any Lender now has or may hereafter have against the other Borrower, any endorser or any guarantor of all or any part of the obligations under the Loan Documents, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent and/or any Lender to secure payment of the obligations under the Loan Documents or any other liability of the Borrowers to the Administrative Agent, the Collateral Agent and/or any Lender.
(b)    Subject to the immediately preceding sentence, to the extent that either Borrower shall be required to pay a portion of the obligations under the Loan Documents which shall exceed the amount of Loans other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such Loans or other extensions of credit, then such Borrower shall be reimbursed by the other Borrower for the amount of such excess. This paragraph is intended only to define the relative rights of Borrowers, and nothing set forth in this paragraph is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Administrative Agent, the Collateral Agent and Lenders the obligations under the Loan Documents as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this paragraph or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the obligations under the Loan Documents of the other Borrower (and any Lien granted by each Borrower to secure such obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by either Borrower in respect of the obligations under the Loan Documents of the other Borrower (or any Liens granted by such Borrower to secure such obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.
(c)    Each Borrower’s obligation to pay and perform the obligations under the Loan Documents shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, or any term or provision therein, as to the other Borrower, (ii) any amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of the other Borrower, (iii) the application of any Loan proceeds to, or the extension of any other credit for the benefit of, the other Borrower, any other Loan Party, or any of their Subsidiaries or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 10.22, constitute a legal or equitable discharge of, or provide a right of setoff against, either Borrower’s obligations hereunder, in each case other than any payment in full of such obligations (other than contingent indemnification obligations not yet due or owing). Each of the Borrowers further agree that (i) its obligations under this Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of, or the application of any Debtor Relief Laws to, the other Borrower, all as though such payment had not been made and (ii) it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future.
Section 10.23. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    The application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    The effects of any Bail-In Action on any such liability, including, if applicable:
(i)    A reduction in full or in part or cancellation of any such liability;
(ii)    A conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Documents; or
(iii)    The variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 10.24. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.
“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
Section 10.25. Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE XI
GUARANTEE
Section 11.01. The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers (other than such Guarantor), and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof, excluding, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding anything to the contrary, this Section 11.01 shall not require or result in the application of any amount received from any Loan Party to any Excluded Swap Obligation of such Loan Party.
Section 11.02. Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(a)    at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(e)    the release of any other Guarantor pursuant to Section 11.09; or
(f)    the expiration of any statute of limitations.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against either Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against either Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
Section 11.03. Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
Section 11.04. Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against either Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
Section 11.05. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.
Section 11.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
Section 11.07. Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section 11.09. Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, any portion of the Equity Interests or all or substantially all property of any Guarantor is sold or otherwise transferred to a person or persons, none of which is a Loan Party, or if any Guarantor shall be designated an Unrestricted Subsidiary or otherwise not be required to remain a Guarantor hereunder, then such Guarantor shall, upon the consummation of such sale or transfer, designation or other circumstance, be automatically released from its obligations under this Agreement (including under Section 10.04 hereof) and its obligations to pledge and grant any Collateral owned by it (and all security interests actually granted in such Collateral) pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of such Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as Parent shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this sentence.
Section 11.10. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the L/C Issuers, the Swing Line Lenders and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the L/C Issuers, the Swing Line Lenders and the Lenders for the full amount guaranteed by such Guarantor hereunder.
Section 11.11. Subject to Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Administrative Agent pursuant to the Collateral Documents are expressly subject to the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) and any other intercreditor agreement entered into pursuant hereto and (ii) the exercise of any right or remedy by the Administrative Agent hereunder or under the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) and any other intercreditor agreement entered into pursuant hereto is subject to the limitations and provisions of the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) and such other intercreditor agreement entered into pursuant hereto. In the event of any conflict between the terms of the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) or any other such intercreditor and terms of this Agreement, the terms of the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) or such other intercreditor agreement, as applicable, shall govern.
Section 11.12. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section
11.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.12, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the release of this Guaranty under Section 9.09(b)(ii). Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1 a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 11.13. Appointment of Parent as Representative of the Borrowers. Each Borrower hereby designates Parent to act as its representative hereunder. Parent will be acting as agent on each of the Borrowers behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Term Loans pursuant to Section 2.02 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Term Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. Parent hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Parent shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Exhibit A to Amended Credit Agreement

[See Attached].

Exhibit A
[FORM OF]
COMMITTED LOAN NOTICE
To:    MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of January 31, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Outfront Media Capital LLC (formerly known as CBS Outdoor Americas Capital LLC) and Outfront Media Capital Corporation (formerly known as CBS Outdoor Americas Capital Corporation), as Borrowers, OUTFRONT Media Inc. (formerly known as CBS Outdoor Americas Inc.), as a Guarantor, the other Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
Parent on behalf of Borrowers hereby requests (select one):

A Borrowing of new Loans
A conversion of Loans made on
A continuation of Loans made on
to be made on the terms set forth below:
(A) Class of Borrowing[1]
(B) Date of Borrowing, conversion or continuation (which is a Business Day)
(C) Principal amount[2]
(D) Borrower(s)
(E) Type of Loan[3]

1     Term or Revolving Credit.
2     SOFR Borrowing minimum of $5 million, and Borrowings also allowed in whole multiples of $1 million in excess thereof. Base Rate Borrowing minimum of $1 million and Borrowings also allowed in whole multiples of $500,000 in excess thereof.
3     Specify Adjusted Term SOFR or Base Rate.
A-1

A Borrowing of new loans
(F) Interest Period and the last day thereof[4]
(G) Location and number of applicable Borrower’s account to which proceeds of Borrowings are to be disbursed:

[Parent hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing contemplated by this Committed Loan Notice, the conditions to lending specified in Section 4.02(a) and (b) of the Credit Agreement shall have been satisfied.]5
OUTFRONT MEDIA INC.
By:
Name:
Title:

4     Applicable for SOFR Borrowings/Loans only.
5     Insert bracketed language if Parent is requesting a Borrowing of new Revolving Credit Loans after the Closing Date.
A-2